Exhibit 3.2(af)
LIMITED LIABILITY COMPANY AGREEMENT
DOVE BARRINGTON DEVELOPMENT LLC
BY AND BETWEEN
CENTEX HOMES,
A NEVADA GENERAL PARTNERSHIP
AND
BEAZER HOMES CORP.,
A TENNESSEE CORPORATION
OCTOBER 4, 2004

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TABLE OF CONTENTS
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LIMITED LIABILITY COMPANY AGREEMENT
OF
DOVE BARRINGTON DEVELOPMENT LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into effective as of October 4, 2004, between CENTEX HOMES, a Nevada general partnership (“Centex”), and BEAZER HOMES CORP., a Tennessee corporation (“Beazer”).
RECITALS
     A. Centex and Beazer (each, a “Member”, together, the “Members”) desire to create a limited liability company under the Delaware Limited Liability Company Act (the “Act”) for the purpose of acquiring, for sale or development, certain real property in Sussex County, Delaware.
     B. The Members have filed, as of September 22, 2004, with the Secretary of State of the State of Delaware (the “Secretary of State”) a Certificate of Formation (the “Certificate”) for Dove Barrington Development LLC (the “Company”). The Certificate constituted the Company as a limited liability company under the Act. This Agreement sets forth the terms and conditions under which the Company shall operate.
     NOW, THEREFORE, in consideration of the mutual promises of the Members set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Members acknowledge, the Members agree as follows:
     1. FORMATION.
          1.1 Formation of Company. The Company has been organized as a Delaware limited liability company by the filing of the Certificate pursuant to the Act.
          1.2 Name. The name of the Company is “Dove Barrington Development LLC” and all Company business shall be conducted under that name or such other names that comply with applicable law and as the Executive Committee may select from time to time.
          1.3 Purpose and Scope. The purpose of the Company shall be to acquire the Real Property; to dedicate property to public authorities and to convey property to the homeowners association to be formed for the Project, all as contemplated by site plans and public improvement plans approved by governmental authorities from time to time; to administer existing leases on portions of the Real Property through the date of their respective terminations; to sell certain commercial parcels within the Real Property to third parties; to develop the residential portion of the Project for distribution of Lots to the Members in accordance with the Annual Business Plan in effect from time to time; to act as a declarant with respect to the homeowners association to be formed for the Project; and to do any and all other acts or things that the Executive Committee may determine to be necessary, appropriate, proper, advisable, incidental to or convenient for the accomplishment of the purpose of the Company.

          1.4 Term. The Company commenced on the date the Certificate was filed and shall continue until the date set forth in the Certificate, unless earlier dissolved pursuant to the terms of this Agreement or the Act.
          1.5 Office; Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at 102 Jestan Boulevard, New Castle, Delaware 19720, or such other office (which need not be a place of business of the Company) as the Executive Committee may designate from time to time in the manner provided by law. The name and address of the registered agent of the Company shall be Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company may have such other offices as the Executive Committee may designate from time to time.
          1.6 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Additional Capital Contributions”: Contributions, if any, made by the Members under Section 2.2.
     “Adjusted Proportionate Shares for Distributions”: As defined in Section 11.2(e).
     “Administrative Member”: As defined in Section 4.3.
     “Affiliate”: When used with reference to a specified Person, means any Person controlling, controlled by, or under common control with the specified Person, which, in the case of a Person which is a partnership or a limited liability company, shall include each of the partners or members thereof and each of their Affiliates.
     “Annual Business Plan”: As defined in Section 4.5. Unless otherwise indicated by the context, references to the Annual Business Plan shall mean the latest approved Annual Business Plan. It is acknowledged that each iteration of the Annual Business Plan, while primarily intended to govern expenditures of the then current year, will in each case also contain projections for operations for the Project through completion. The Members intend to update the Annual Business Plan at the end of each calendar year during the term hereof, beginning with December 31, 2004.
     “Applicable Laws”: All statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
     “Barrington Real Property Contract”: That certain Agreement of Sale between Tyre Farm, L.L.C., a Delaware limited liability company, as seller, and Beazer, as purchaser, dated February 23, 2004.

     “Bazzoli Real Property Contract”: That certain Real Estate Sale Contract between James and Francis K. Bazzoli, as seller, and Windmill Associates, GP, a Delaware general partnership (“Windmill”), as purchaser, dated May 16, 2004, together with that certain Agreement to Assign Real Estate Purchase and Sale Agreement [sic] dated May 19, 2004, between Windmill, as assignor, and Centex, as assignee.
     “Business Day”: Any day other than Saturday on which national banking associations in the Washington, D.C. Metropolitan Area are open for business.
     “Call”: As defined in Section 2.2.
     “Capital Account”: As defined in Section 2.4.
     “Code”: The Internal Revenue Code of 1986 or any successor statute, as amended from time to time.
     “Company’s Accountant”: The independent certified public accountancy firm retained by the Executive Committee from time to time to render accounting services to the Company.
     “Contract Rights”: All right, title, and interest of Centex in and to the Dove Real Property Contract, the Dove Property Management Agreement, the Bazzoli Real Property Contract, and the Freeman Real Property Contract, and all right, title, and interest of Beazer in and to the Barrington Real Property Contract, including all rights in respect of the Real Property accruing to Centex and Beazer, respectively, as purchaser under the Real Property Contracts, together with all right, title, and interest of Centex and Beazer, respectively, in and to any and all Service Contracts.
     “Contributing Member”: A Member who makes a Deficit Contribution.
     “Control”: The term “control,” and its cognates “controlling,” “controlled by,” and the like, means, with respect to a Member that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a Member that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Member.
     “Defaulting Member”: As defined in Section 8.1.
     “Deficit Contribution”: A Member’s contribution to the Company in response to a failure to contribute by a Noncontributing Member.
     “Distributable Cash”: Cash funds of the Company from any source, less the sum of (i) an amount sufficient for the payment of all expenses of the Company then due and payable, and (ii) reasonable working capital reserves for the Company as determined by the Executive Committee.

     “Dove Property Management Agreement”: That certain Project Management Consulting Agreement dated September 21, 2002, between Centex and Russell V. Banks.
     “Dove Real Property Contract”: That certain Real Estate Sale Contract dated as of September 22, 2002, together with that certain Project Management Consulting Agreement of even date between Centex and Russell V. Banks.
     “Executive Committee”: The committee described in Section 4.1(a).
     “Finished Lot Contract”: A Contract for the purchase and sale of finished Lots between the Company, as Seller, and a Member, as purchaser, in the form attached hereto as Exhibit E.
     “Fiscal Year”: The taxable year of the Company, as determined under Section 706 of the Code.
     “Freeman Real Property Contract”: That certain Real Estate Sale Contract between Marianne Freeman, as seller, and Windmill Associates, GP, a Delaware general partnership (“Windmill”), and Centex, collectively, as purchaser, dated May 29, 2004, together with that certain Agreement to Assign Real Estate Purchase and Sale Agreement [sic] of even date between Windmill, as assignor, and Centex, as assignee.
     “Interest Rate”: The annual rate of interest equal to the lesser of (i) five percent (5%) plus the prime rate quoted in The Wall Street Journal from time to time; or (ii) the maximum rate allowable by law.
     “Lot Prices”: As defined in Section 11.2.
     “Lots”: As defined in Section 11.1.
     “Major Decisions”: As defined in Section 4.1(b).
     “Member”: A Person who (i) has been admitted to the Company as a Member in accordance with this Agreement and (ii) has not resigned, withdrawn, or been expelled as a Member or, if other than an individual, been dissolved.
     “Membership Interest”: A Member’s rights in the Company, collectively, including the Member’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Act.
     “Net Income and Net Loss”: As defined in Section 3.7.
     “Noncontributing Member”: As defined in Section 2.3.

     “Percentage Interests”: Initially, 50% for each of the Members as such percentages may be adjusted from time to time pursuant to the terms of this Agreement. The aggregate Percentage Interests shall at all times equal 100%.
     “Person”: An individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.
     “Project”: The development of the Real Property, as contemplated by the Annual Business Plan in effect hereunder from time to time.
     “Project Director”: As defined in Section 4.3.
     “Proportionate Share”: The Proportionate Share of Centex shall be fifty percent (50%), and the Proportionate Share of Beazer shall be fifty percent (50%). Anything herein to the contrary notwithstanding, solely for purposes of calculating the Members’ respective obligations to make subsequent Additional Capital Contributions, the adjustment of the Percentage Interests and Capital Accounts of the Members pursuant to Section 2.3 below in the event of a failure of one Member to make a required Additional Capital Contribution under Section 2.2 below shall not serve to increase or reduce the Proportionate Shares applicable to the Members following such dilution. The Members acknowledge that the Proportionate Shares established hereby are based, in material part, on the relative aggregate value of the Lots allocated hereby to each Member. The Members agree, accordingly, that in the event that the total number of Lots of any product type to be developed within the Real Property, or the allocation between the Members of Lots of any product type, shall change at any time during the term hereof, the Members shall attempt in good faith to adjust their respective Proportionate Shares at the time of the next succeeding review of the Annual Business Plan. Any such adjustment that shall be agreed upon shall be retroactive to the beginning of the Project and shall require a reconciliation of costs from the beginning of the Project.
     “Real Property Contracts”: (i) the Dove Real Property Contract; (ii) the Barrington Real Property Contract; (iii) the Bazzoli Real Property Contract; and (iv) the Freeman Real Property Contract.
     “Real Property”: The real property that is the subject of the Real Property Contracts.
     “Service Contracts”: All existing contracts and agreements between Members and any civil and soils engineers, surveyors, environmental firms, and other third-party providers of goods and services entered into in connection with either Member’s due diligence investigation of the Real Property.
     “Treasury Regulations”: Final and temporary income tax regulations issued by the U.S. Treasury Department.
     “Unanimous Vote”: The affirmative vote or written consent by members of the Executive Committee representing all of the Members other than Defaulting Members.
     2. CAPITALIZATION OF THE COMPANY.

          2.1 Prior Contributions. The Members acknowledge that each Member has made, as of the date of this Agreement, capital contributions equal to its Proportionate Share of the total of each category of capital contributions required to be made by the Members as of the data of this Agreement, as set forth on Exhibit A attached hereto (the “Initial Capital Contributions”); provided, it is acknowledged by the Members that the reconciliation of the Members’ respective prior expenses, and the provision of substantiation for such expenses to the other Members, has only been completed as of the date of this Agreement. Accordingly, the Member that, as a result of such reconciliation, is required to make a payment hereby covenants and agrees to make such payment in current funds within fifteen (15) days following the date hereof. In addition to the Initial Capital Contributions by each Member, Beazer is contributing to the Company contemporaneously herewith all of its Contract Rights, which contribution of Contract Rights shall be effective automatically upon its execution of this Agreement, without the necessity of any additional instrument of assignment or transfer. The Members agree that the contribution of the Contract Rights shall have a zero value and no amount shall be credited to Beazer’s Capital Account by reason of the contribution of the Contract Rights. Additionally, Centex is contributing to the Company contemporaneously herewith all of its Contract Rights, which contribution of Contract Rights shall be effective automatically upon its execution of this Agreement, without the necessity of any additional instrument of assignment or transfer. The Members agree that the contribution of the Contract Rights shall have a zero value and no amount shall be credited to Centex’s Capital Account by reason of the contribution of the Contract Rights. All goods and services furnished under the Service Contracts shall have been paid for in full, all such payments being included within the Initial Capital Contributions referenced above.
          2.2 Additional Contributions. The Administrative Member shall call for Additional Capital Contributions under this Section 2.2 when (a) such Additional Capital Contributions are required to enable the Company to perform its obligations under the Real Property Contract, (b) such Additional Capital Contributions have been authorized by an Annual Business Plan, (c) such Additional Capital Contributions have been specifically approved by the Executive Committee in accordance with Section 4.1(b), or (d) such Additional Capital Contributions are necessary to fund a repurchase of Lots from a Member in accordance with Section 4.1(c) (each, a “Call”). The Administrative Member shall in each Call furnish to the other Member copies of invoices, requisitions, or other reasonable evidence of the costs or obligations to be funded by such Additional Capital Contributions. The Members shall contribute such Additional Capital Contributions to the Company in readily available funds in proportion to their Proportionate Shares, within fifteen (15) Business Days after receipt of the Administrative Member’s Call therefor. The right to Call for Additional Capital Contributions is a personal right belonging to the Administrative Member of the Company and cannot be exercised by any third party under any circumstances. If any Member fails to make an Additional Capital Contribution within such fifteen (15) Business Day period, the Administrative Member shall, or any member of the Executive Committee may, send a written delinquency notice to such Member. The Member’s failure to make the Additional Capital Contribution within five (5) Business Days after receipt of the delinquency notice shall be a failure to contribute for purposes of Section 2.3, and shall constitute a default for purposes of Section 8.1(a) below.

          2.3 Failure to Contribute. If a Member fails to contribute its Proportionate Share of any Additional Capital Contribution within the 15-Business Day or the 5-Business Day periods described in Section 2.2 above (a “Noncontributing Member”) then the Company and/or the other Member may elect any of the following remedies:
               (a) The other Member may elect to make a Deficit Contribution equal to the Noncontributing Member’s Proportionate Share of the Additional Capital Contribution. A Contributing Member who makes a Deficit Contribution under this Section 2.3(a) shall have the following remedies:
                    (i) The Contributing Member may elect, by written notice to the other Member, to treat the Deficit Contribution as a loan from the Contributing Member to the Noncontributing Member (a “Default Loan”). A Default Loan shall bear interest at the lesser of (x) the rate of twenty percent (20%) per annum, cumulative but not compounded, or (y) the maximum rate allowable by law. Unless and until the Contributing Member elects to adjust the Percentage Interests and Capital Accounts of the Noncontributing Member and the Contributing Member under the following paragraph, the Default Loan shall be treated as a capital contribution by the Noncontributing Member and shall be credited to its Capital Account Until the Default Loan is paid in full, Company distributions that would otherwise be distributed to the Noncontributing Member shall be applied to the Default Loan. Such distributions shall be credited first to unpaid interest and then to the principal balance of the Default Loan, and shall be treated for accounting purposes as distributions to the Noncontributing Member. The Default Loan shall be a recourse obligation of the Noncontributing Member, shall be a demand loan, and shall be due and payable in full 30 days after written demand for payment is received by the Noncontributing Member. As collateral for a Default Loan, the Contributing Member shall have a first priority lien upon and security interest in the Noncontributing Member’s Membership Interest, and the Contributing Member shall have all rights of a secured creditor with respect to the Noncontributing Member’s Membership Interest. The preceding sentence is intended to constitute a security agreement within the meaning of Article 9 of the Uniform Commercial Code. Each Member agrees that the Contributing Member may execute such documents and instruments, including but not limited to UCC Financing Statements, as the Contributing Member determines to be necessary to perfect the foregoing security interest; or
                    (ii) The Contributing Member may elect, by written notice to the other Member, to adjust the Capital Accounts and the Percentage Interests of the Contributing Member and the Noncontributing Member, as follows: (1) calculate the “Adjustment Amount” by multiplying the Deficit Contribution by four (4); (2) reduce the Noncontributing Member’s Capital Account (but not below zero) by the Adjustment Amount; (3) increase the Contributing Member’s Capital Account by the amount of the reduction of the Noncontributing Member’s Capital Account; and (4) adjust each Member’s Percentage Interest to the ratio, expressed as a percentage, of its adjusted Capital Account divided by the total adjusted Capital Accounts of both Members. For purposes of the adjustments described in this Section 2.3(a)(ii), the Members’ Capital Accounts shall be determined as of the end of the most recent fiscal quarter and shall be adjusted for any subsequent distributions and contributions, including Deficit Contributions, and for year-to-date income or loss.

                    (iii) The Contributing Member shall have the right until repayment in full of the Default Loan to elect to adjust the Percentage Interests and Capital Accounts, as described in Section 2.3(a)(ii) above. Until such election is made, the Deficit Contribution shall be a Default Loan. At the time the election is made, for purposes of calculating the Adjustment Amount the “Deficit Contribution” shall be equal to the then unpaid principal balance of the Default Loan. If the election is made, the Noncontributing Member’s Capital Account shall be reduced, but not below zero, by the unpaid principal balance of the Default Loan and the Contributing Member’s Capital Account shall be increased by the same amount. Any accrued interest on the Default Loan shall be paid to the Contributing Member out of distributions that otherwise would be paid to the Noncontributing Member.
Example: Assume each of the Members has a Capital Account of $45 million and a Percentage Interest of 50%, and that the Company requires Additional Capital Contributions of $3 million. Assume that Member A fails to contribute, and Member B makes its $1.5 million contribution and also makes a $1.5 million Deficit Contribution. Member A’s Capital Account would be reduced from $45 million to $39 million ($45 million – [$1.5 million x 4]) and its Percentage Interest would be reduced to 41.94% ($39 million ÷ $93 million). Member B’s Capital Account would be increased to $54 million ($45 million + $1.5 million Additional Capital Contribution + $1.5 million Deficit Contribution + $6 million reduction in Member A’s Capital Account) and its Percentage Interest would be increased to 58.06%.
               (b) The Company may bring an action to enforce the obligation of the Noncontributing Member to make Its Proportionate Share of the Additional Capital Contribution, together with interest thereon at the Interest Rate.
               (c) The nondefaulting Member may purchase the Membership Interest of the Noncontributing Member pursuant to the provisions of Section 8.2 below.
               (d) THE MEMBERS ACKNOWLEDGE AND AGREE THAT THE REMEDIES IN THIS AGREEMENT FOR A MEMBER’S FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS WHEN DUE ARE REASONABLE UNDER THE CIRCUMSTANCES THAT EXIST AS OF THE DATE OF THIS AGREEMENT. THE MEMBERS ACKNOWLEDGE AND AGREE THAT THE CAPITAL ACCOUNT AND PERCENTAGE INTEREST OF A NONCONTRIBUTING MEMBER MAY BE SUBSTANTIALLY REDUCED OR ELIMINATED AND THAT REDUCTION OR ELIMINATION IS REASONABLE BECAUSE, IN THE EVENT OF A MEMBER’S FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS (I) OTHER SOURCES OF EQUITY CAPITAL MAY BE AVAILABLE TO THE COMPANY ONLY IN EXCHANGE FOR SUBSTANTIAL DILUTION OR SUBORDINATION OF THE OTHER MEMBER’S INTEREST, AND (II) DEBT FINANCING MAY REQUIRE MEMBER GUARANTEES OR OTHER ADVERSE CONSEQUENCES, INCLUDING VIOLATION OF EXISTING LOAN COVENANTS.

THE MEMBERS AGREE THAT A NONCONTRIBUTING MEMBER SHALL LOSE ITS RIGHT TO APPROVE OR DISAPPROVE COMPANY DECISIONS AND ITS RIGHT TO PURCHASE LOTS. THE MEMBERS ACKNOWLEDGE THAT EACH MEMBER THOROUGHLY REVIEWED THIS AGREEMENT AND THESE REMEDIES WITH INDEPENDENT LEGAL COUNSEL AND EACH HAS EQUAL BARGAINING POWER AND THE REQUISITE EXPERIENCE, SOPHISTICATION, AND FINANCIAL STRENGTH TO UNDERSTAND, INTERPRET, AND AGREE TO THE TERMS OF THIS AGREEMENT AND THESE REMEDIES.

Beazer initials	Centex initials
          2.4 Capital Accounts. A separate Capital Account (a “Capital Account”) shall be maintained for each Member for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Treasury Regulations. Pursuant to the basic rules of section 1.704-1(b)(2)(iv) of the Treasury Regulations, the balance in each Member’s Capital Account shall be:
               (a) increased by the amount of money contributed by the Member (or the Member’s predecessor in interest) to the capital of the Company pursuant to this Section 2 and decreased by the amount of money distributed to the Member (or the Member’s predecessor in interest) pursuant to Section 3 or Section 9 hereof;
               (b) increased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) contributed by the Member (or the Member’s predecessor in interest) to the capital of the Company pursuant to this Section 2 (net of all liabilities secured by the property that the Company is considered to assume or take subject to, under section 752 of the Code) and decreased by the fair market value of each item of property (determined without regard to section 7701(g) of the Code) distributed to the Member (or the Member’s predecessor in interest) by the Company pursuant to Section 3, Section 9 or Section 11 hereof (net of all liabilities secured by the property that the Member is considered to assume or take subject to, under section 752 of the Code);
               (c) increased by the amount of Net Income and items of income or gain allocated to the Member (or the Member’s predecessor in interest) pursuant to Section 3 hereof;
               (d) decreased by the amount of Net Loss and items of loss or expense allocated to the Member (or the Member’s predecessor in interest) pursuant to Section 3 hereof;
               (e) to the extent that Company property is reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, adjusted in accordance with Treasury Regulations Section 1.704- 1.(b)(2)(iv)(g) for allocations to Members of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to such property;

               (f) adjusted as provided in Section 2.3 upon a Member’s failure to make capital contributions; and
               (g) otherwise adjusted in accordance with the other Capital Account maintenance rules of section 1.704-1(b)(2)(iv) of the Treasury Regulations.
          2.5 Valuation of Company Assets. The book values of all Company assets shall be adjusted to equal their respective fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Executive Committee, upon the occurrence of any of the following events: (i) a contribution of money or Real Property (other than a de minimis amount) to the Company by a new or existing Member as consideration for a Membership Interest; (ii) a distribution of money or Real Property (other than a de minimis amount) by the Company to a Member as consideration for a Membership Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. My such adjustments shall be reflected by corresponding adjustments to the Capital Accounts which reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such Real Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for such fair market values.
          2.6 Other Matters. A Member shall not have the right to make capital contributions to the Company other than as expressly permitted in this Agreement. No Member shall have the right to withdraw any capital from the Company or to receive any distribution or return of its capital contributions, except as provided in this Agreement. Except as otherwise provided in this Agreement, no interest shall be payable on or with respect to the capital contributions or Capital Accounts of the Members.
     3. DISTRIBUTIONS AND ALLOCATIONS
          3.1 Maintenance of Reserves. The Company shall maintain a reserve for the development of the Project in an amount deemed appropriate by the Executive Committee from time to time to meet the reasonably anticipated operating and capital needs of the Company. If the Executive Committee does not agree on the amount of the reserve, the Company shall maintain a minimum reserve equal to FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). There shall be no distributions to Members (other than in the event of the dissolution and liquidation of the Company) at any time that the Company does not have the amount of reserve required by this Section 3.1.
          3.2 Nonliquidating Distributions. Except as otherwise provided in Section 9, Distributable Cash shall be allocated and distributed to the Members in the following order of priority:
               (a) Distributable Cash shall be distributed to the Members from time to time and in such amounts as determined by the Executive Committee. Subject to Section

2.3(a)(ii) and Section 3.2(b), each distribution of Distributable Cash shall be allocated among the Members in proportion to their Percentage Interests as of the date of distribution.
               (b) A Member may not receive a distribution under this Section 3.2 if the distribution would reduce the Member’s Capital Account balance to a deficit amount that exceeds the amount the Member is deemed obligated to restore to its Capital Account pursuant to the next to last sentences of Treasury Regulations sections 1.704-2(g)(1)(ii) and (i)(5). If a distribution to a Member is prohibited by this Section 3.2(b), the prohibited distribution shall be distributed to the other Members in proportion to their Percentage Interests (subject to the limitation of the first sentence of this Section 3.2(b)).
          3.3 Allocation of Net Income and Net Loss. After giving effect to the special allocations set forth in Section 3.4 and Section 11.3, if any, Net Income or Net Loss for a Fiscal Year shall be allocated between the Members so that, to the extent possible, each Member’s Capital Account balance is equal to the amount the Member would receive if the Company were to dispose of each of its assets on the last day of the Fiscal Year for an amount equal to the asset’s book value (or, if greater, the amount of nonrecourse indebtedness secured by the asset) and then liquidate, distributing the net proceeds in the manner described in Section 9 below.
          3.4 Special Allocations. Prior to making the allocations described in Section 3.3 above, Company income, gain, loss and deduction shall be allocated in accordance with the following provisions and applied in the following order:
               (a) Except as otherwise provided in section 1.704-2(f) of Treasury Regulations, if there is a net decrease in Company Minimum Gain (as defined below) during any Company taxable year, each Member shall be specially allocated items of Company income and gain for the year (and, if necessary, subsequent years) in an amount equal to the portion of the Member’s share of the net decrease of Company Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations section 1.704-2(j)(2). This Section 3.4 is intended to comply with the “minimum gain chargeback” requirements of Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith. “Company Minimum Gain” shall have the same meaning as “partnership minimum gain” in Treasury Regulations section 1.704-2(b)(2).
               (b) If there is a net decrease in Member minimum gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(3)) attributable to a Member nonrecourse debt during any Fiscal Year, each Member who has a share of the Member minimum gain attributable to such debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in the amount equal to such Member’s share of the net decrease in Member minimum gain attributable to such debt, determined in a manner consistent with the provisions of Treasury Regulation Section 1.704-2(g)(2). This Section 3.4(b) is intended to comply with the Member non-recourse debt minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently with that requirement.
               (c) If a Member unexpectedly receives an adjustment, allocation or distribution of any item described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and the adjustment, allocation or distribution creates a deficit balance in the Member’s Capital Account in excess of the amount the Member is deemed obligated to restore to its Capital Account pursuant to the next to last sentences of Treasury Regulations sections 1.704-2(g)(1)(ii) and (i)(5) (an “excess deficit”), items of income and gain shall be allocated to the Member in an amount and manner sufficient to eliminate the excess deficit as soon as possible. Solely for purposes of applying this Section 3.4, each Member’s Capital Account shall be reduced to the extent of adjustments, allocations or distributions described in subparagraphs (4), (5) and (6) of Treasury Regulations section l.704-1(b)(2)(ii)(d) which are reasonably expected as of the end of the taxable year. This Section 3.4(c) is intended to comply with the “qualified income offset” provisions of Treasury Regulations section l.704-1(b)(2)(ii)(d) and these provisions shall be interpreted, and allocations hereunder shall be made, in conformity with the regulations.
               (d) Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members in proportion to their Percentage Interests. The term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations section 1.704-2(b)(1).
               (e) The allocations set forth in Section 3.4(a) through Section 3.4(c), inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b). The Regulatory Allocations shall be taken into account in allocating other net profits, net losses, and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of the allocations of other net profits, net losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
          3.5 Tax Allocations. Except as otherwise provided in the second sentence of this Section 3.5, all items of Company taxable income, gain, loss and deduction shall be allocated among the Members consistent with the allocations of Net Income and Net Loss under Section 3.3. If Company property is reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of the property, than depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to the property, shall be determined and allocated among the Members, solely for tax purposes, so as to take account of the variation between the adjusted tax basis and the book value of the property in any reasonable method determined by the Executive Committee and permitted under Section 704(c) of the Code and Treasury Regulations thereunder.
          3.6 Other Allocation and Distribution Rules.
               (a) For purposes of determining Net Income or Net Loss, or any other items allocable to any period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code Section 706 and Treasury Regulations thereunder.
               (b) Any amounts withheld by the Company pursuant to the Code or any provision of any state or local law with respect to any allocation or distribution to a Member shall be treated as a distribution to the Member for all purposes under this Agreement.
               (c) No Member shall become entitled to any distribution from the Company until such time as the distribution is actually paid by the Company. No Member has any right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.
               (d) No distribution shall be made by the Company if the distribution is prohibited by Section 18-607 of the Act. Any Member who receives a distribution from the Company which is determined to have been prohibited by Section 18-607 of the Act shall, within 30 days following notice, return the distribution to the Company.
          3.7 Interest on Capital. Except as otherwise expressly provided in this Agreement, no Member shall receive any interest on its capital contributions or its Capital Account.
          3.8 Determining Net Income and Net Loss. “Net Income” and “Net Loss” shall mean, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for the year or period, determined in accordance with Code section 703(a) [for this purpose, all items of income (including, without limitation, rental income from tenants on certain portions of the Real Property), gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss], with the following adjustments:
               (a) Any income that is exempt from federal income tax shall be added to the Company’s gross income;
               (b) Any expenditures of the Company described in Code section 705(a)(2)(B) (or treated by Treasury Regulations as if described in that section) shall be treated as a deduction of the Company;
               (c) Gain or loss from any disposition of Company Real Property shall be computed with reference to the book value of the Real Property if its book value differs from its adjusted tax basis;
               (d) If the book value of any Company Real Property differs from its adjusted tax basis, depreciation, amortization, or other cost recovery deductions with respect to the Real Property shall be computed with reference to the book value;

               (e) Any items that are specially allocated pursuant to Section 3.4 or Section 11.3 hereof shall be taken into account prior to computing, and shall be excluded from the computation of, Net Income or Net Loss for purposes of this Section 3.8; and
               (f) Any other adjustments that the Executive Committee determines are necessary to comply with Treasury Regulations section 1.704-1(b) shall be made.
     4. MANAGEMENT
          4.1 Executive Committee.
               (a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Members, acting through their designated representatives on the Executive Committee. The Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform. All voting rights of the Members shall be exercised by their designated representatives on the Executive Committee and the Members shall not possess any separate voting rights. Each Member entitled to vote shall have one (1) vote on the Executive Committee, which vote may be exercised by any of its designated representatives. All decisions with respect to the management and control of the Company approved by the Executive Committee shall be binding upon the Company and all Members.
               (b) Except as otherwise expressly provided in this Agreement or provided for in any Annual Business Plan, the following decisions, and all other decisions except those expressly delegated herein or in the Annual Business Plan to the Administrative Member (“Major Decisions”) shall require a Unanimous Vote of the Executive Committee:
                    (1) Approval and implementation (to the extent not expressly delegated) of Annual Business Plans and any amendments or modifications thereto;
                    (2) selection and removal of the Administrative Member and the Project Director, except as provided in Section 8.2(d) below;
                    (3) the expenditure of any amount that exceeds the line item for such type of expenditure for such calendar year in the Budget for the Project contained in the then current Annual Business Plan by more than Ten Thousand Dollars ($10,000.00) for any single item or more than Fifty Thousand Dollars ($50,000) in the aggregate for any given Development Phase; provided, the Administrative Member shall have the authority to make any expenditure it deems to be necessary or appropriate as a result of an emergency to protect life or property;
                    (4) any call for Additional Capital Contributions not otherwise required by the Real Property Contract or the Annual Business Plan;

                    (5) submission of rezoning plans, preliminary plans, site plans, and Subdivision Plat applications and the approval of any material additions or changes to land use entitlements or other agreements relating to the development of the Real Property;
                    (6) any sale of any portion of the Real Property to a Person other than a Member, and the execution of contracts of sale, deeds, and other instruments in connection therewith;
                    (7) Any sale of any portion of the Real Property, or any grant of a lease, option, or other right to acquire any portion of the Real Property, except pursuant to terms contemplated by the Annual Business Plan, or any purchase of any real property in addition to the Real Property;
                    (8) Except as specifically authorized by the Annual Business Plan or this Agreement, any transaction between the Company and a Member (or an Affiliate of a Member) and any amendment, modification, or waiver of any provision of any agreement between the Company and a Member (or an Affiliate of a Member);
                    (9) Any financing, refinancing or securitization of the Real Property or any portion thereof, the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing;
                    (10) The scope and form of insurance to be carried by the Company, and any modification, termination, making of any claim under, or any other decision that materially affects, any insurance policies carried by the Company;
                    (11) The amount of reserves to be maintained by the Company as provided in Section 3.1;
                    (12) Any decision that will (A) cause the termination of the Company for federal income tax purposes, or (B) cause the Company to be treated for federal income tax purposes as an association taxable as a corporation;
                    (13) The commencement by the Company of any case under the Bankruptcy Code (Title 11 of the United States Code) or commencement by the Company of any other bankruptcy, arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law;
                    (14) Admission of additional Members to the Company and the terms and conditions of any such admission;
                    (15) Any amendment of this Agreement or the Certificate, or of any of the Real Property Contracts;
                    (16) Any merger of the Company with or into another business entity; and

                    (17) The dissolution of the Company pursuant to Section 9.1(b).
                    (18) The execution on behalf of the Company of any contract or agreement providing for payments in excess of Ten Thousand Dollars ($10,000.00) for any single item or more than Fifty Thousand Dollars ($50,000) in the aggregate for any given Development Phase, and all contracts and agreements in excess of such amount shall be executed on behalf of the Company by both Members;
                    (19) Making any distributions to Members;
                    (20) Settling or compromising any insurance claim or legal proceedings or claims brought by or against the company or the Real Property;
                    (21) Confessing a judgment against the Company; and
                    (22) Binding the Company as guarantor or surety for any Person.
                    (23) Causing the Company to acquire any real property other than the Real Property.
                    (24) Agreeing to the terms upon which any existing lease of a portion of the Real Property shall be modified or terminated.
                    (25) Establishing the accounting procedures used by the Company, including, without limitation, the guidelines used for capitalization and expensing of development costs.
               (c) If the Company has the right, but not the obligation, to repurchase Lots that the Company has sold to a Member or an Affiliate of a Member, the Company’s decision to repurchase the Lots shall require the approval of the other Member unless such Member has lost its right to vote pursuant to Section 8.3(a).
               (d) Meetings of the Executive Committee shall be held at the office maintained by the Administrative Member pursuant to Section 4.3, or such other office (which need not be a place of business of the Company) as the Executive Committee may designate from time to time. The Executive Committee shall meet at least once each calendar month throughout the remaining term of the Company. Regular meetings of the Executive Committee may be held without notice if the time of such meetings is fixed by the Executive Committee. Special meetings of the Executive Committee may be called by any Member upon not less than three (3) business days written notice to all representatives on the Executive Committee, except as waived in writing by the Members. A notice or waiver of notice need not specify the purpose of any regular or special meeting of the Executive Committee. The representatives on the Executive Committee may participate in a meeting of the Executive Committee through the use of conference telephones or similar communications equipment, as long as all persons participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence constitutes presence in person at the meeting.

               (e) Any action required or permitted to be taken at any meeting may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed on behalf of each Member by one of its designated representatives on the Executive Committee; provided, however, that any solicitation for a written consent and any supporting information shall be sent to all representatives on the Executive Committee in the same manner and at approximately the same time.
               (f) Project Director’s chief operating officer, or another representative of Project Director reasonably acceptable to the Executive Committee, shall meet with the Executive Committee as frequently as twice in each calendar month at the request of the Executive Committee to review the status of the Project. At such meetings, Project Director’s representative shall deliver reports respecting all current and prospective developments respecting the Project and shall submit such other reports as may be reasonably requested by the Executive Committee.
          4.2 Representatives on Executive Committee.
               (a) Each Member may designate as many as three individuals as its representatives on the Executive Committee. The Members’ initial representatives shall be the individuals whose names are set forth on Exhibit B hereto. A Member may replace either of its designated representatives to the Executive Committee by written notice to the other representatives on the Executive Committee.
               (b) A written record of all meetings of the Executive Committee and all decisions made by it shall be made by the Administrative Member, kept in the records of the Company, and shall be initialed or signed by a designated representative of each Member. The approval of each Annual Business Plan will be evidenced by the signing or initialing of a copy of the approved version by a designated representative of each Member. Failure to maintain a written record of an action shall not invalidate an otherwise valid action of the Executive Committee.
               (c) Each representative on the Executive Committee shall be entitled to act and to vote on all matters coming before the Executive Committee in the best interests of the Member whom he represents, and shall have no duty to consider or to vote with regard to the best interests of the Company or any other Member. The representatives on the Executive Committee shall not be entitled to receive any compensation from the Company by reason of their service on the Executive Committee, nor shall the Members be entitled to any reimbursement for the services of their representatives on the Executive Committee.
               (d) All actions of the Executive Committee shall be approved by both Members; provided, however, that a Defaulting Member shall not have any right to approve or disapprove any action of the Executive Committee, and all actions of the Executive Committee and the Company may be taken by the nondefaulting, or active, Member, as the case may be, acting alone.
          4.3 Administrative Member and Project Director.

               (a) Administrative Member.
                    (1) The Executive Committee shall designate one of the Members to manage the day-to-day financial and administrative affairs and record keeping of the Company and to implement the decisions of the Executive Committee as delegated to it (the “Administrative Member”). The Administrative Member shall (i) conduct the administrative business of the Company on a day-to-day basis, and will use commercially reasonable efforts to conduct such business of the Company in accordance with the approved Annual Business Plan for the applicable Fiscal Year and such other guidelines as may be adopted by the Executive Committee, (ii) perform the duties assigned to it under this Agreement, and (iii) carry out all decisions and resolutions of the Executive Committee (other than as assigned to the Project Director). The Administrative Member shall maintain the principal office of the Company in the Washington D.C. Metropolitan Area. The initial Administrative Member shall be Beazer, which shall remain as Administrative Member (i) until removed, for any reason and with or without cause, by the Executive Committee, (ii) until it resigns as the Administrative Member, or (iii) is determined to be a Defaulting Member. If the Executive Committee proposes to remove an Administrative Member, it shall give the Administrative Member not less than 30 days prior written notice of any proposed vote for removal.
                    (2) Subject to the limitations set forth in this Agreement, including, without limitation, those contained in Section 4.1(b)(3) and (18) above, the Administrative Member, on behalf of the Company after approval by the Executive Committee, shall have the power and authority to execute contracts on behalf of the Company, and it is acknowledged and agreed that all such contracts and agreements shall be entered into in the name of the Company, and to make expenditures as are required to implement the Annual Business Plan. The Administrative Member is hereby expressly authorized to:
                         (i) Set up accounts payable for the Company and pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the Annual Business Plan or as otherwise provided herein;
                         (ii) Obtain and maintain insurance coverage on the Real Property and with respect to the activities of the Company as required by the Executive Committee, and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership., development and use of the Real Property;
                         (iii) Deliver to the other Members promptly upon the receipt or sending thereof, copies of all notices, reports and communications between the Company and any holder of a mortgage affecting all or any portion of the Real Property, or any tenant under any lease of any portion of the Real Property, or any other Person with whom the Company is under contract, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;
                         (iv) Deposit all receipts from operations of the Real Property to a separate account in the name of the Company established and maintained in the

Washington, D.C. Metropolitan Area by the Administrative Member, and shall not commingle those receipts with any other funds or accounts of the Administrative Member;
                         (v) Prepare and maintain those Records and Reports required by Section 5 of this Agreement; and
                         (vi) Undertake any activity reasonably related to satisfaction of the duties expressly provided in this Agreement as those of the Administrative Member.
                    (3) If at the end of a Fiscal Year, the Annual Business Plan or any item or portion thereof for the next succeeding Fiscal Year has not been approved by the Executive Committee, then:
                         (i) Any items or portions of the Annual Business Plan and amounts of expenses provided therein that have been so approved shall become operative immediately and the Administrative Member shall be entitled to expend funds in accordance with those operative portions;
                         (ii) The Administrative Member shall be entitled to expend funds in respect of debt service on the Company’s financing (if any), real estate taxes and assessments, emergency repairs and other immediately necessary expenditures to continue the development and maintenance of the Real Property, utility charges, additions, modifications or repairs to comply with applicable laws or insurance requirements, insurance premiums for insurance policies approved by the Executive Committee, the performance of contracts that the Company has entered into, any final orders, judgments or other proceedings and all costs and expenses related thereto, and other fees and expenses approved by the Executive Committee; and
                         (iii) With respect to any noncapital, recurring expenses in any quarterly period, the Administrative Member shall be entitled to expend an amount equal to the budgeted amount for the corresponding quarter of the immediately preceding Annual Business Plan, after giving effect to any dispositions or other material changes to the Real Property or its operations during the prior year; provided, however, that if any contract approved by the Executive Committee provides for an automatic increase in costs thereunder after the beginning of the then-current year, the Administrative Member shall be entitled to expend the amount of such increase.
                    (4) The Administrative Member shall obtain on behalf of the Company, from financially sound and reputable insurers who may lawfully do business in the jurisdiction in which the Real Property is located, such insurance as the Executive Committee determines in its reasonable business judgment to be appropriate. When purchased, the cost of the insurance shall be an expense of the Company. If the Administrative Member is unable to secure and maintain any of the insurance required by, and at a cost acceptable to, the Executive Committee, then the Administrative Member shall propose an alternative risk financing procedure for the approval of the Executive Committee. Whenever insurance is purchased for the Company, the Administrative Member shall arrange for all Members to be named as additional insureds, and shall arrange for the other Member to receive certificates evidencing the insurance. The certificates shall identify the insurance policy by policy number, inception and expiration dates, named insureds, additional insureds, if any, coverages, and limits of liability.
                    (5) Any limitation in Section 4.1(b) above to the contrary notwithstanding, the signature of the Administrative Member or the Project Director shall bind the Company as against any bona fide unaffiliated third party providing value who has no actual knowledge of any pertinent limitation on the authority of the Administrative Member or the Project Director, as the case may be, and who shall have no duty of inquiry regarding the authority of the Administrative Member or Project Director.
               (b) Project Director.
                    (1) The Executive Committee will designate a Member to oversee development of the Project (the “Project Director”) who will have primary responsibility for supervision of the day-to-day development operations and activities of the Company. Project Director shall devote its skill and such time and effort as are necessary and proper for the provision of the Development Services; provided, however, that the Project Director shall not be obligated to devote its full time and attention or that of its officers, directors, employees, and Affiliates to the activities required herein. It is contemplated that the Project Director shall designate one of its full time employees to perform the duties of Project Director and that employee shall devote its full time to the business and affairs of the Company (the “Project Manager”). The Executive Committee shall determine the appropriate time for such designation, based on the pace of activity at the Project, but it is currently contemplated that such appointment will take effect approximately thirty (30) days before commencement of physical land development work at the Project. The Project Director shall be entitled to reimbursement from the Company for the said employee’s personnel cost (salary and benefits) in accordance with the Annual Business Plan. Each of the Members shall have full access to the Project Manager, on a daily basis, and shall be entitled to participate fully in the development of Company strategy. In addition to the Project Director, the Executive Committee may retain consultants and/or employees as may be provided in the Annual Business Plan and the Members shall make their employees available to the Company as may be provided in the Annual Business Plan. Each Member will designate one of its senior local executives as a designated point of contact for the Project Director. The initial Project Director shall be Centex, which shall remain as Project Director (i) until removed, for any reason and with or without cause, by the Executive Committee, (ii) until it resigns as the Project Director, or (iii) is determined to be a Defaulting Member. If the Executive Committee proposes to remove a Project Director, it shall give the Project Director not less than 30 days prior written notice of any proposed vote for removal.
                    (2) Subject to the limitations set forth in this Agreement, the Project Director, on behalf of the Company after approval by the Executive Committee, shall have the power and authority to carry out the work required to develop the Project. The Project Director is hereby expressly authorized and directed to perform the tasks and duties set forth in the Project Director’s Responsibility Checklist attached hereto and incorporated herein as Exhibit F.

               (c) Limitation on Liability. A basic premise of this Agreement is that the Members are sharing on a pro rata basis through their ownership interests in the Company in all of the development risks that relate to or are in any way connected with the ownership of the Real Property and the development of the Lots, and that the Members will work closely and cooperatively to mitigate these risks. The Administrative Member and Project Director shall manage the affairs of the Company as an accommodation to the other Member, but the Members expressly acknowledge and agree that this accommodation shall not give rise to any obligation of the Administrative Member or the Project Director to the other Member with respect to the nature or scope of the conditions attached to any entitlements, the amount of development costs incurred, the quality of the work performed, timetable for completion of the development work, or any other matter, except when the Administrative Member or Project Director has been grossly negligent or acted with willful misconduct. The Administrative Member and Project Director shall use commercially reasonable efforts to satisfy the requirements of the Company delegated to it in the same manner and using the same degree of care that it exercises in the performance of similar work for its own account. Without limiting the generality of the foregoing, the other Member expressly acknowledges and agrees that the Administrative Member and the Project Director shall have no liability for construction defects, for delays in the completion of the development work or issuance of building permits, or for cost overruns of any sort, or for administrative errors (except and only to the extent caused by or resulting from the gross negligence or willful misconduct of the Administrative Member or the Project Director respectively), it being the intent of the parties that the Company shall bear all such risks.
          4.4 Company Expenses. Except as provided in the Annual Business Plan or as otherwise approved by the Executive Committee, neither any Member nor any partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other compensation from the Company for services rendered pursuant to this Agreement. Each Member shall be entitled to reimbursement of any expenses it pays on behalf of the Company, including the costs of personnel engaged in the business of the Company, subject to the following sentence. In the event any such costs and expenses have been paid or incurred by any Member, such Member shall be entitled to be reimbursed for such costs and expenses so long as such payment is reasonably necessary for Company business or operations and has been expressly authorized in an Annual Business Plan or approved by the Executive Committee. The Company shall pay to the Project Director on a progress payment basis all costs incurred by the Project Director in connection with its performance of the Development Services and the Development Work described on Exhibit F hereto pursuant to the Annual Business Plan. On or prior to the tenth (10th) day of each calendar month, the Project Director shall submit a requisition for payment (the “Payment Requisition Form”) requesting progress payments to be paid in the respective amounts listed for the work identified in the Payment Requisition Form. At the time of each request for progress payment, the Project Director shall provide to the Executive Committee a release of liens providing that all material and labor paid for by the prior progress payments have been, in fact, paid. Within fifteen (15) days after receipt of the Payment Requisition Form, Company shall deliver the amount requested to Project Director in full in immediately available funds. Anything herein to the contrary notwithstanding, unless expressly approved by the Executive Committee, in no event shall the Members be responsible for, or required to make any capital contribution in respect of:

               (a) any profit or management fee to the Project Director or its affiliates except for the personnel cost of the Project Manager as set forth in Section 4.3(b) above;
               (b) the cost of repairs or restoration of damaged or destroyed portions of the Development Work paid by insurance proceeds;
               (c) the cost of repairs or replacements paid or reimbursed under any third party warranties applicable to the item repaired or replaced;
               (d) any costs incurred as a result of the gross negligence or intentional misconduct of the Project Director;
               (e) any interest or penalties incurred as a result of the failure of the Project Director to pay bills as the some shall become due, except to the extent such interest or penalties are attributable to the Company’s failure to make timely payment for the Development Work or to the Company’s good faith contest of any sums alleged to be due by Contractors; or
               (f) the cost of any work not encompassed within the Project Director’s responsibilities herein, unless agreed to in writing in advance by the Executive Committee.
          4.5 Annual Business Plan. Not later than sixty (60) days before the last Executive Committee meeting scheduled for each Fiscal Year, the Administrative Member and Project Director shall prepare and submit to the Executive Committee for its approval a budget and plan for the development of the Real Property and operation of the Company for the upcoming Fiscal Year. The Project Director shall facilitate the submission by the Administrative Member of a proposed annual budget, together with any interim adjustments to the Annual Business Plan for the Project as required by Section 4.5 of the Operating Agreement. The expenses incurred by the Project Director in establishing a field office at the site of the Project, including the renting of trailers and on-site office equipment, payment of utilities, and purchase of office supplies shall be included in the Annual Business Plan submitted to the Executive Committee. As and when such budget and plan for development shall be approved by the Executive Committee, it shall become the “Annual Business Plan” for the Fiscal Year to which it relates. If the Executive Committee shall reject or be unable to agree on the Annual Business Plan for the Project, or any interim adjustments to the Annual Business Plan, then Company, and accordingly, Project Director, shall, until a revised Annual Business Plan shall be approved, be subject to the same financial limitations established by the last annual approved Annual Business Plan for the Project, as if the last Annual Business Plan had been in effect during the then present calendar year, increasing, however, the amount of the budget in the Annual Business Plan by the Consumer Price Index (Washington, D.C./Baltimore metropolitan area) for the preceding fiscal year and shall continue in effect, but excluding extraordinary and non-recurring items set forth in such last Annual Business Plan budget. Each such budget and development plan shall set forth all anticipated income, operating expenses and capital and other costs and expenses of the Company, together with anticipated calls for Additional Capital Contributions. Any decision to sell Lots, or the commercial parcels, or other portions of the Real Property, to Persons other than Members shall be part of the Annual Business Plan. An Annual Business Plan may be reviewed and modified at any time during a Fiscal Year, but only upon the Unanimous Vote of the Executive Committee. The Members acknowledge that they have heretofore agreed upon the initial Annual Business Plan in the form of the financial model attached hereto as Exhibit D.
          4.6 Bonds. The Company expects to be able to obtain all bonds that the Company may be required to obtain in connection with construction of the improvements on the Real Property. No Member shall be required to be individually responsible for guaranteeing more than its Proportionate Share of any such bond. To the extent that any Member does guarantee any bond of the Company, or shall incur liability in excess of its Proportionate Share under any such bond, the Company shall provide such Member with appropriate indemnification and assurances. As requested by any Member from time to time, the Company shall obtain fidelity bonds in reasonable amounts with reputable surety companies covering all persons having access to the Company’s funds, indemnifying the Company against loss resulting from fraud, theft, and dishonesty, and other wrongful acts of such persons. The foregoing notwithstanding, in the event the cost of acquiring bonds in the name of the Company is prohibitively expensive, the Executive Committee may direct the Members to obtain all required bonds in their respective names on a pro rata basis.
     5. RECORDS AND REPORTS
          5.1 Maintenance of Records by Administrative Member. The Administrative Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which books, records and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership, development, lease, distribution, and sale of the Real Property. The Administrative Member shall maintain said books, records and accounts in a safe manner and separate from any records not having to do directly with the Company or the Real Property. Without limiting the generality of the foregoing, the Company shall maintain at the office of the Administrative Member all of the following:
               (a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the contribution and share in profits and losses of each Member and such Member’s designated representatives to the Executive Committee.
               (b) A copy of the Certificate and all amendments thereto, together with any powers of attorney pursuant to which the Certificate or any amendments thereto were executed.
               (c) Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years.

               (d) A copy of this Agreement and any amendments thereto, together with any powers of attorney pursuant to which this Agreement or any amendments thereto were executed.
               (e) Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years.
               (f) The books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.
               (g) Copies of all Service Contracts and any other contracts and agreements between the Company and any third party.
          5.2 Delivery to Members and Inspection.
               (a) Upon the request of a Member, for purposes reasonably related to the interest of that Parson as a Member, the Administrative Member shall promptly deliver to the Member, at the expense of the Company, a copy of the information required to be maintained by Section 5.1.
               (b) Each Member has the right upon reasonable request, for purposes reasonably related to the interest of that Person as a Member, to each of the following:
                    (1) To inspect and copy during normal business hours any of the records required by the terms of this Agreement to be maintained by the Administrative Member or the Project Director.
                    (2) To obtain from the Administrative Member promptly after becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each year.
               (c) The Administrative Member shall promptly furnish to a Member a copy of any amendment to the Certificate or this Agreement executed by the Administrative Member pursuant to a power of attorney from the Member.
               (d) Any request, inspection, or copying by a Member may be made by the Member or by its agent or attorney.
          5.3 Reports.
               (a) The Administrative Member shall prepare or cause to be prepared, at the expense of the Company, and shall furnish to each Member within ten (10) calendar days after the end of each calendar month an unaudited statement of cash receipts and disbursements for the month.
               (b) The Administrative Member shall prepare or cause to be prepared, at the expense of the Company, and furnish to each Member within twenty-one (21) calendar days after the end of each fiscal quarter of the Company (i) unless the fiscal quarter is the last quarter of any Fiscal Year, (A) an unaudited balance sheet of the Company dated as of the end of the fiscal quarter, (B) an unaudited related income statement of the Company for the fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for the fiscal quarter, and (D) an unaudited statement of cash receipts and disbursements for the fiscal quarter, and (ii) a status report of the Company’s activities during the fiscal quarter reflecting summary descriptions of material development activities, additions to, material dispositions of and leasing of the Real Property, and any substantive discussions with prospective purchasers of the Real Property, and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during the fiscal quarter, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct.
               (c) Either Member may, by written notice delivered to the Administrative Member a minimum of 90 days before the end of the Fiscal Year, elect to have the Company’s Accountant to prepare and furnish to each Member within 90 days after the end of each Fiscal Year, (i) an audited balance sheet of the Company dated as of the end of such Fiscal Year, (ii) an audited related income statement of the Company for such Fiscal Year, (iii) an audited statement of cash flows for such Fiscal Year, and (iv) an audited statement of each Member’s Capital Account for such Fiscal Year, all of which shall be certified in the customary manner by the Company’s Accountant. Audits may not be requested more than once a year and, if requested, shall be an expense of the Company.
               (d) The Administrative Member shall prepare, or cause the Company’s Accountant to prepare, all federal, state and local tax returns required of the Company, submit those returns to the Executive Committee for its approval no later than 120 days after the end of each Fiscal Year, and file the tax returns after they have been approved by the Executive Committee. If the Executive Committee has not approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Administrative Member shall timely obtain an extension of such date to the extent such extension is available. If the Executive Committee has not approved the tax return before the required filing date after obtaining all available extensions, then the tax return shall be filed in the manner prepared by the Administrative Member or the Company’s Accountant. The Administrative Member shall provide to each Member as of the end of each fiscal quarter an estimate of the Company’s taxable income for the current Fiscal Year.
               (e) All material accounting policies and elections for the Company (other than any specifically provided for elsewhere in this Agreement) shall be made in accordance with GAAP. All quarterly and annual financial statements for the Company shall be prepared in accordance with GAAP (on an accrual basis with a cash reconciliation of expenses).
               (f) The Project Director shall maintain, and shall provide the Executive Committee with, an accurate record of all transactions undertaken by Project Director on behalf of the Company. The Project Director shall, together with each monthly requisition, which must be delivered by not later than fifteen (15) days after the end of each month, deliver to the Administrative Member all necessary information to allow the Administrative Member to prepare a financial statement for the Project indicating in reasonable detail all of the expenses incurred for the Project, including reconciliations of budgeted to actual expenses and actual expenses to the cost of completion, together with such additional information as the Administrative Member may reasonably require.
               (g) Any Member shall have the right, at any time and from time to time, to conduct or cause to be conducted a complete or partial audit of the Project, at the Company’s sole cost and expense. Project Director shall cooperate in all reasonable respects in connection with such audit and shall make all of its books and records relating to the Project fully available to any party designated by the Executive Committee to conduct such audit.
          5.4 Tax Matters. The Company’s accounting method for income tax purposes shall be as determined under the Code and Treasury Regulations. The Administrative Member shall be the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code, unless and until another Member is appointed to be the tax matters partner by the Executive Committee. The tax matters partner shall have all of the authority granted by the Code to a tax matters partner, provided that the tax matters partner shall keep each Member informed as to the status of any audit of the Company’s tax affairs.
     6. INTERESTS OF MEMBERS
          6.1 Admission of Members. The initial Members of the Company are Centex and Beazer. Additional Persons may become Members only upon the approval of a Unanimous Vote.
          6.2 Withdrawal. A Member shall not have the tight to withdraw from the Company. A Member who withdraws from the Company shall not be entitled to any distribution, return of capital or other payment from the Company or from the other Member for its Membership Interest.
          6.3 Transfers of Interests. A Member may not sell, assign, transfer, pledge, encumber or otherwise dispose of all or any part of its Membership Interest, with the exception of (i) a transfer to the other Member pursuant to Section 10.4 below, (ii) in the case of Centex, with the exception of a transfer by Centex to an Affiliate, provided that such Affiliate shall be wholly owned by Centex Corporation; and (iii) in the case of Beazer, with the exception of a transfer by Beazer to an Affiliate, provided that such Affiliate shall be wholly owned by Beazer Homes USA. Inc. No Member may pledge or encumber its Membership Interest as security for any financial obligation, whether or not related to the business of the Company. All reasonable costs and expenses incurred by the Company and/or its Members in connection with any transfer or proposed transfer of all or part of a Membership Interest shall be paid by the transferring Member. An assignment, although permitted by the terms of this Agreement; shall not thereby cause the release of the assignor from its obligations hereunder. If either Member transfers its Membership Interest to an Affiliate as permitted under this Section 6.3, the transfer shall be effective and the transferee shall be admitted into the Company as a substituted Member (and this Agreement shall be amended in accordance with the Act to reflect the admission), when and only when: (i) such Member and its transferee execute and acknowledge any instruments as the other Member may deem reasonably necessary to effect the admission, and (ii) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended. Net Income and Net Losses shall be allocated between the transferring Member and the transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706- 1(c)(2)(ii), and the transferee shall succeed to the transferring Member’s Capital Account.
          6.4 [Intentionally omitted]
          6.5 No Partition. No Member shall have the right to partition any assets, or interests in any assets, of the Company, nor shall a Member make application or proceeding for a partition of any Company asset or interest and, upon any breach of the provisions of this Section 6.4 by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining the application, action or proceeding.
          6.6 Other Activities.
               (a) Except as provided in Section 6.6(b) below, any of the Members and any of their Affiliates may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others, whether or not in competition with the Company, including but not limited to land development and homebuilding, and neither the Company nor any of the Members shall have any right to any income or profits from any independent venture by virtue of being a Member of the Company or by virtue of this Agreement. Neither a Member nor any of its Affiliates shall be obligated to present any particular investment opportunity to the Company even if the opportunity is of a character that, if presented to the Company, could be taken by the Company, and each Member and any of its Affiliates shall have the right to take for its own account or to recommend to others any particular investment opportunity.
               (b) If a Member withdraws from the Company or if a Member’s interest in the Company is purchased pursuant to the terms of Section 10.4 below, then for a period of eighteen (18) months, neither that Person nor any of its Affiliates shall, directly or indirectly, acquire or seek to acquire the Real Property or any interest in the Real Property.
          6.7 No fiduciary Duty. The Members do not intend to be fiduciaries or to have fiduciary duties to each other. Instead, the relationship of each Member to the other, and the relationship of the Administrative Member and the Project Director, respectively, to the Members, shall be a contractual relationship governed by this Agreement to the maximum extent allowed by law.
     7. EXCULPATION AND INDEMNIFICATION
          7.1 Exculpation. No shareholder, partner, member, or other holder of an equity interest in any Member, nor any officer, director, or manager of any of the foregoing, shall be personally liable for the performance of any of such Member’s obligations under this Agreement.
          7.2 Indemnification.
               (a) The Company shall indemnify, defend (with counsel selected by the Company and reasonably approved by the indemnified party) and hold harmless the Members and their partners, officers, directors, shareholders, members, managers, employees, agents and representatives of the Executive Committee (collectively, the “Indemnified Parties”) from and against any and all claims (including, without limitation, claims for bodily injury, death or damage to property), demands, obligations, damages, actions, causes of action, suits, losses, judgments, fines, penalties, liabilities, costs and expenses (including, without limitation, attorneys’ fees, disbursements and court costs, and all other professional, expert or consultants’ fees and costs incurred as a result of such claims or in enforcing this indemnity provision) of every kind and nature whatsoever (individually a “Claim”; collectively “Claims”) which may arise from or in any manner relate (directly or indirectly) to any act performed or omitted to be performed by any one or more of the Indemnified Parties in connection with the business of the Company; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnified Party to be within the scope of authority granted to such Indemnified Party under this Agreement, and is not found by a court to have constituted fraud, bad faith, willful misconduct, or gross negligence. Any indemnity and/or defense under this Section 7.2(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required without the consent of all of the Members, to contribute additional capital under Section 2.2 to enable the Company to satisfy any obligation under this Section 7.2(a). All judgments jointly against the Company and any of the Indemnified Parties, in which an Indemnified Party shall be entitled to indemnification, must first be satisfied from Company assets before any Member will be responsible therefor.
               (b) Each Member (the “Indemnifying Member”) shall indemnify, defend (with counsel selected by the Indemnifying Member and reasonably approved by the Company) and hold harmless the Company and the other Member from and against any and all Claims arising out of or incidental to (i) the fraud, bad faith, willful misconduct or gross negligence of the Indemnifying Member or any of its partners, officers, directors, shareholders, members, managers, employees, agents, or its Executive Committee representative, (ii) the breach by the Indemnifying Member or any of its Affiliates of any agreement with a third party to the extent the agreement relates to the Company or the Real Property and the breach is not due to any breach or failure by the Company, (iii) the breach by the Company of any of its representations or warranties made under any purchase, loan or other agreement entered into in connection with the acquisition or financing of the Real Property, which breach was the result of information known to be inaccurate by the Indemnifying Member and not disclosed to the other Member, (iv) negligent or faulty design, development, or construction by Purchaser, including, without limitation, Purchaser’s failure to comply with all applicable laws, codes, ordinances, and regulations of governmental authorities, all development conditions applicable to the Project, and Purchaser’s approved construction plans and building permits or (v) injuries to persons or damage to property resulting from the acts or omissions of Purchaser or Purchaser’s agents, employees, contractors or subcontractors.
               (c) Except as otherwise provided in this Agreement, each Member (the “indemnitee”) shall be indemnified by the other Member (the “indemnitor”) to the extent the indemnitee pays more than its share of any third party obligation for which the Members are jointly and/or severally liable and to the extent the indemnitor has paid less than its share of such third party obligation. A Member’s share of a third party obligation shall be equal to the Member’s Percentage Interest as of the time the Members became liable for the third party obligation. For purposes of this subsection (c), “third party obligation” shall include, by way of illustration and not by way of limitation, Member Indemnities, obligations under surety bonds, obligations under letters of credit, obligations under any loans secured by the property, and obligations under the Real Property Contracts, the latter of which shall expressly include expenditures made by a Member in enforcing the rights of such Member or the Company under any of the Real Property Contracts, provided such enforcement action shall have been approved by the Executive Committee. The excess payment shall be deemed to be a demand loan to the indemnitor and shall bear interest at the Interest Rate from the date the excess payment is made until it is repaid in full. If the demand loan is not repaid in full within 5 Business Days after written demand for payment, the indemnitee Member may elect to treat the failure to repay the demand loan as a Deficit Contribution under Section 2.3.
               (d) In each case where an indemnification payment is required under this Agreement, such payment shall be increased by interest at the Interest Rate, computed from the date that the indemnified party made the payment for which indemnification is provided.
     8. DEFAULT BY MEMBER
          8.1 Events of Default. Any one or more of the following acts, events or omissions by or involving a Member (the “Defaulting Member”) shall be deemed an event of default under this Agreement:
               (a) The Member fails to make Additional Capital Contributions after notice thereof under Section 2.2 above, and within the period provided by a delinquency notice under Section 2.2; provided, that a Member shall cease to be a Defaulting Member if it shall repay all Default Loans made to it before any reduction of its Percentage Interest and Capital Account pursuant to Section 2.3(a)(ii);
               (b) The Member withdraws, resigns, or retires from the Company as a Member, or becomes insolvent or files for bankruptcy relief, or transfers its Membership Interest, except as permitted under Section 6.3 above or Section 10.4 below;
               (c) The Member breaches or fails to perform any covenant or obligation under any agreement or instrument if such breach or failure would give any other Person the right to enforce a lien, pledge, or other security agreement that encumbers the Member’s Membership Interest within 10 Business Days after receipt of written notice from the other Member specifying the breach or failure or, if the nature of the breach or failure is such that cure within 10 Business Days is not possible, the Member fails to commence curing the breach within 10 Business Days or subsequently fails to diligently pursue the cure to completion. The preceding sentence notwithstanding, if any Person has a right to enforce a lien, pledge or other security agreement against the Member’s Membership Interest, the grace period to cure the breach or failure shall be reduced, if necessary, so that it expires 3 Business Days prior to the Person having the right to exercise any power of sale or similar remedy;
               (d) The Member breaches or fails to perform any covenant or obligation under the Real Property Contract and fails to cure such breach or failure within the time provided therefor, if any, by the Real Property Contract; or
               (e) The Member breaches, or fails to comply with, any other material non-monetary term or provision of this Agreement within 10 Business Days after receipt of written notice from another Member specifying the breach or failure, or, if the nature of the breach or failure is such that cure within 10 Business Days is not possible, the Member fails to commence curing the breach within 10 Business Days or subsequently fails to diligently pursue the cure to completion within 30 days after receipt of the written notice.
          8.2 Remedies. Upon the occurrence of an event of default, the Company and the other Member shall have all of the following remedies, in addition to any other remedies provided in this Agreement:
               (a) The Defaulting Member shall not be entitled to vote on any matter on which the Executive Committee is entitled to vote and shall not be taken into account for purposes of determining a Unanimous Vote;
               (b) The Defaulting Member shall not be entitled to be the Initiating Member under Section 10.4 below;
               (c) Subject to the provisions of Section 11.2(c), the Defaulting Member shall not be entitled to require the Company to sell Lots to the Defaulting Member, including Lots as to which the Company and the Defaulting Member have signed a Finished Lot Contract before the event of default;
               (d) If the Defaulting Member is the Administrative Member and the default is in the performance of its obligations as Administrative Member, it shall cease to be the Administrative Member and the other Member shall succeed it as the Administrative Member. The former Administrative Member shall promptly turn over all of the books and records and other materials of the Company to the new Administrative Member. If the Defaulting Member is the Project Director and the default is in the performance of its obligations as Project Director, it shall cease to be the Project Director and the other Member shall succeed it as the Project Director.
               (e) If the Defaulting Member has defaulted under Section 8.1(a), the other, non-defaulting Member (the “Non-Defaulting Member”) shall be entitled at any time thereafter to purchase the entire Membership Interest of the Defaulting Member for a cash purchase price equal to the lesser of (i) the balance of the Defaulting Member’s Capital Account or (ii) seventy-five percent (75%) of the sum of the aggregate capital contributions of the Defaulting Member less all distributions to such Defaulting Member other than any previous distributions in respect of a Default Loan. If the Non-Defaulting Member elects to purchase the Defaulting Member’s Membership Interest, the closing of the purchase shall occur on a date selected by the Non-Defaulting Member, but in any event not more than 30 days after such election. Upon the closing of such purchase, the Defaulting Member shall be deemed to have withdrawn from the Company and shall have no further rights to receive distributions of cash or property or other benefits from the Company.
     9. DISSOLUTION AND LIQUIDATION
          9.1 Events of Dissolution. Except as otherwise provided in this Agreement, the Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:
               (a) Upon the decision of the Executive Committee to dissolve the Company.
               (b) Upon the distribution, sale, or other disposition of all or substantially all of the assets and properties of the Company and distribution to the Members of the proceeds of the sale or other disposition.
               (c) Upon the entry of a decree of judicial dissolution pursuant to the Act.
               (d) Upon the termination of the legal existence of the last remaining Member of the Company.
Anything herein to the contrary notwithstanding, in no event shall the withdrawal, retirement, resignation, or other dissociation of a Member from the Company, irrespective of the reason therefor, result in the dissolution of the Company, even if such action or event would result in the Company having only one Member. In such circumstance, the Company shall continue its business as a single-member limited liability company under the Act until the occurrence of one of the events described in clauses (a) through (d) above.
          9.2 Effect of Dissolution. Upon any dissolution of the Company under this Agreement or the Act, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and liquidate its assets and properties in a businesslike manner.
          9.3 Liquidation and Termination.
               (a) If the Company is dissolved, then an accounting of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. The Administrative Member, under the direction and control of the Executive

Committee, will be responsible for winding up and terminating the affairs of the Company (including, without limitation, the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities). To the extent assets of the Company are to be sold, the Executive Committee will liquidate the assets of the Company as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, will be applied and distributed in the following order:
                    (1) To the payment and discharge of all of the Company’s debts and liabilities to creditors (including Members) in the order of priority as provided by law, other than liabilities for distributions to Members; and
                    (2) The balance, if any, to the Members in accordance with the distribution priorities set forth in Section 3.2 above. Such distributions shall be made by the end of the Fiscal Year in which the liquidation occurs or, if later, within ninety (90) days after the date of such liquidation.
               (b) After all of the assets of the Company have been distributed, the Company shall terminate; however, if at any time thereafter any funds in any cash reserve fund referred to in Section 9.3(a) are released because the need for the cash reserve fund has ended, the funds shall be distributed to the Members in the same manner as if the distribution had been made pursuant to Sections 9.3(a)(1) and (2) above.
               (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g), if any Member bas a deficit or negative balance in the Member’s Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any capital contribution to the Company, and the negative balance of the Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.
          9.4 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Executive Committee shall prepare, execute and deliver to the Secretary of State a certificate of cancellation in accordance with Section 18-203 of the Act.
     10. DISPUTE RESOLUTION
          10.1 Dispute; Confidentiality. Any controversy or dispute arising out of this Agreement, or any failure of the Members to agree on a Major Decision (collectively, a “Dispute”), shall be subject to private negotiation among the Members, and if then not resolved shall be subject to non-binding mediation, both as set forth below, before any Member may institute litigation. Each Member agrees that any Dispute, and all matters concerning any Dispute, will be considered confidential and will not be disclosed to any Person outside the Company except (a) disclosures to a Member’s attorneys, accountants, and other consultants who assist the Member in the resolution of the Dispute, and (b) as provided below with respect to mediation or as otherwise required by applicable laws. The buy-sell provisions of Section 10.4 may be implemented in accordance with their terms at any time during the negotiation, mediation or litigation of a Dispute.
          10.2 Private Negotiation. If a Dispute arises, the Members shall negotiate in good faith to resolve the Dispute. If negotiations do not resolve the Dispute to the reasonable satisfaction of all Members within 15 days following the commencement of negotiations, then each Member shall give notice to the other Member identifying the representative designated by such Member to meet in person with the other Member’s representative. The representatives identified by the Members shall meet in person for one day during the 20-day period following the expiration of the 15-day period referred to in the preceding sentence and the representatives shall attempt in good faith to resolve the Dispute. The meeting shall be held in the Washington, D.C. Metropolitan Area, at a location designated by the first named representative and may be attended only by the Members’ representatives and by one assistant for each representative, who shall not be an attorney. If the representatives are unable to resolve the Dispute, then the Dispute shall be submitted to mediation pursuant to Section 10.3.
          10.3 Mediation.
                    (a) Within 15 days following the representatives’ meeting described in Section 10.2, any Member may initiate non-binding mediation (the “Mediation”), conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) or other agreed upon mediator. Any Member may initiate the Mediation by written notice to the other Member. The date such notice is delivered shall be referred to as the “Mediation Initiation Date.”
                    (b) The mediator shall be a retired judge or other mediator, selected by agreement of the Members. If they cannot agree within 15 days after the Mediation Initiation Date, the mediator shall be selected through such procedures as JAMS regularly follows. The Mediation shall be held in the Washington, D.C. Metropolitan Area within 15 days after the Mediator is selected, or such longer period as to which the Members and the mediator shall agree.
                    (c) If the Dispute is not fully resolved by agreement of the Members as a result of the Mediation, then upon completion of the Mediation any Member may bring an action in a court of competent jurisdiction to resolve the Dispute. However, nothing in this Section 10 shall limit a Member’s right to seek an injunction or restraining order in circumstances where such relief is deemed necessary to preserve assets.
                    (d) The Company shall bear the cost of the mediator’s fees and expenses, but each Member shall pay its own attorneys’ and expert witness fees and any other associated costs.
EACH OF THE MEMBERS WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A TRIAL BY JURY OF ANY DISPUTE.
          10.4 Buy-Sell.

                    (a) If the Executive Committee is unable to reach agreement on any Major Decision that shall have been submitted to it at two (2) successive meetings, then any Member other than a Defaulting Member (the “Initiating Member”) shall have the right to cause the other Member (the “Responding Member”) either to purchase the Initiating Member’s Membership Interest or to sell the Responding Member’s Membership Interest to the Initiating Member, provided, that each of such meetings (i) shall be a regular or special meeting of the Executive Committee, as described in Section 4.1(d) above, (ii) shall have been called with the minimum notice required thereby, and (iii) notwithstanding the provisions of Section 4.1(d), but with respect to the second meeting only, with such notice specifying, as one of the purposes of such meeting, the consideration of the Major Decision in question. The Initiating Member may exercise this right by delivering written notice thereof to the Responding Member and to the Company’s Accountant (the “Buy/Sell Notice”), setting forth the Initiating Member’s estimate (the “Stated Value”) of the value of the Real Property (or such portion of the Real Property then owned by the Company), on an “all cash” basis, net of commissions and closing costs. The Buy/Sell Notice shall include the Initiating Member’s estimate of each Member’s Buy/Sell Amount (subject to the Company’s Accountant’s determination under Section 10.4(b)). In addition, the Initiating Member shall deposit into an escrow account selected by the Initiating Member an amount equal to 20% of the other Member’s estimated Buy/Sell Amount. If a Buy/Sell notice is delivered, then (i) the other Member shall be precluded from delivering a Buy/Sell Notice and (ii) the Company shall not make any distributions to Members, until after the closing of the purchase and sale of Membership Interests or until the buy/sell procedures of this Section 10.4 are otherwise terminated.
                    (b) Promptly after receipt of the Buy/Sell Notice, the Company’s Accountant shall compute the amount of distributions each Member would receive if (i) the Company Assets were sold for the Stated Value, (ii) all Company indebtedness and other accrued liabilities were paid, (iii) no reserve was established for any contingent, conditional, or unmatured liabilities, and (iv) the remaining amounts were distributed to the Members pursuant to Section 3.2 (as to each Member, the Member’s “Buy/Sell Amount”). The Company’s Accountant shall send to each Member a summary of its computations, which shall be conclusive on the Members absent any material computational error. The Company’s Accountant shall be instructed to provide its computations within 15 days after receipt of the Buy/Sell Notice.
                    (c) Within 45 days following receipt of the Company’s Accountant’s computations, the Responding Member shall notify the Initiating Member whether the Responding Member elects (1) to purchase the Initiating Member’s Membership Interest for a cash sum equal to the Initiating Member’s Buy/Sell Amount, or (2) to sell to the Initiating Member the Membership Interest of the Responding Member for a cash sum equal to the Responding Member’s Buy/Sell Amount. If a Responding Member fails to make any election within such 45-day period, such Responding Member shall be deemed to have elected to sell its Membership Interest to the Initiating Member.
                    (d) Within 15 days following the Responding Member’s election (or deemed election) to buy or sell, the purchasing Member shall deposit into an escrow account selected by the purchasing Member established for the purpose of completing such sale an amount (the “Buy/Sell Deposit”) equal to 20% of the purchase price. If the Initiating Member is the purchasing Member, the deposit under Section 10.4(a) shall be credited to this deposit. If the Responding Member is the purchasing Member, the Initiating Member’s deposit shall be returned to the Initiating Member. The closing of the purchase and sale shall take place through such escrow on a date selected by the purchaser, but not more than 75 days following the Responding Member’s election (or deemed election). The purchase price of the Membership Interest being conveyed shall be paid in cash at the closing by wire transfer of readily available funds, after taking into account the Buy/Sell Deposit. If the selling Member and the purchasing Member are parties to a Default Loan, the Default Loan shall be paid in full at the closing.
                    (e) Notwithstanding the other provisions of this Section 10.4, if the Members make capital contributions to the Company or if the Percentage Interests of the Members are adjusted pursuant to Section 2.3 after the Responding Member’s election (or deemed election) to buy or sell, the purchase price of the selling Member’s Membership Interest shall be recomputed by the Company’s Accountant to take into account the capital contributions and/or the adjustments in the Members’ Percentage Interests.
                    (f) If a Member (the “Nonperforming Member”) who is obligated to purchase a Membership Interest fails to do so in accordance with this Section 10.4, including the failure to timely deposit the Buy/Sell Deposit, the other Member shall have the right, in addition to the right to specific performance, to purchase the Membership Interest of the Nonperforming Member for a purchase price equal to 80% of the Nonperforming Member’s Buy/Sell Amount. If a selling Member elects to purchase all or part of the Membership Interest of the Nonperforming Member as provided in this paragraph (f), such Member shall make such election at any time within 20 days after the default and by giving written notice thereof to the other Member and shall deposit its Buy/Sell Deposit into escrow within 15 days following its delivery of notice of exercise of this election and the Nonperforming Member’s Buy/Sell Deposit shall be returned to the Nonperforming Member. Alternatively, the other Member may specifically enforce the Nonperforming Member’s obligation to purchase the Membership Interest at the Buy/Sell Amount plus interest at the Interest Rate, in which case the Nonperforming Member’s Buy/Sell Deposit shall be paid to the other Member and shall be a credit against the purchase price. The other Member shall retain all economic, management and voting rights until it has received payment in full.
                    (g) At the time a Membership Interest is purchased under this Section 10.4, the purchaser shall agree to indemnify, defend and hold the selling Member harmless from any loss, cost or expense, including, without limitation, the selling Member’s reasonable attorneys’ fees, arising out of (i) any liability of the Company that the Company’s Accountant took into account under Section 10.4(b) or (e) in the computation of the purchase price (an “Assumed Liability”) and (ii) any liability incurred by the Company or the purchaser(s) on or after the date of purchase.
     11. DISTRIBUTION OF LOTS.
          11.1 Declaration of Intent. It is generally the intent of the Company and the Members to develop the Real Property into residential building lots (“Lots”) at the pace and in accordance with the provisions of the Annual Business Plan, as in effect from time to time, to construct such community facilities and infrastructure improvements as may be required under applicable development approvals by governmental authorities or as otherwise deemed by the Executive Committee to be necessary or appropriate, and thereupon to distribute and convey such Lots to Members entitled thereto in accordance with the terms of this Agreement and the Finished Lot Contract with such Member. The term “Lot,” as used herein, shall refer, as the context requires, to building lots for each type of residential dwelling contemplated by the Annual Business Plan. In the context of the condominium product, the term “Lot,” for purposes of conveyancing, shall be deemed to refer to a condominium building pad, on each of which may be developed multiple condominium units. At the time of conveyance to a Member, the Lots shall have been improved as required by the terms of the Finished Lot Contract attached hereto as Exhibit E. Each Member, other than a Defaulting Member, shall have the right and the obligation to acquire Lots in the number and of the type contemplated for such Member in the Annual Business Plan, as and when such Lots become available, in accordance with the pace of development contemplated by the Annual Business Plan, as in effect from time to time. A Member who elects not to acquire any Lots from the Company, or is barred from acquiring Lots pursuant to the terms of this Agreement, when they are available to such Member will be deemed to have acquired those Lots for the purpose of making future allocations. The Members recognize that it may not be practical to make available to each of the Members exactly its Proportionate Share of the Lots, or to make available to each of the Members its Proportionate Share, or any portion, of the Lots of a particular size. Consequently, the Executive Committee shall consider, and the Annual Business Plan shall reflect, the equitable allocation of the Lots among the Members in accordance with good business practices for the development and sale of lots within a master-planned community as to the size, segmentation, number and location of Lots made available to the individual Members, with the overriding goal and premise that, even given disparities in the number, location and sizes of Lots that each Member has the option to acquire, each Member will have the ability to acquire Lots, subject to the provisions of Section 11.2 below, that will have an aggregate value that bears to the aggregate value of all the Lots the same proportion as the Proportionate Share of such Member bears to one hundred percent; provided, however, that such judgments shall be made prospectively only and no Member shall be entitled to share in the profits of the other Member, or entitled to question the prospective Lot valuations used in the Annual Business Plan retrospectively. In the event that one or more parcels containing a particular type of product cannot be divided or allocated equitably between the Members, and the Members shall not be in agreement on the fair market value of such parcel or parcels (the “Fair Market Value”), then the Executive Committee shall commission an appraisal of the Fair Market Value, pursuant to the following provisions. Upon receipt of such appraisal, if only one of the Members elects to acquire such parcel or parcels, it shall do so by paying the Company a purchase price equal to the Fair Market Value. If both Members wish to acquire such parcel or parcels, the matter shall be decided by a coin toss. Fair Market Value shall be determined as follows: (i) the Members together shall select an independent appraiser to determine the Fair Market Value; (ii) each Member shall submit its proposed dollar amount for the Fair Market Value to such independent appraiser, (iii) the independent appraiser shall determine which of the amounts proposed by the Members is closest to the independent appraiser’s opinion of the correct Fair Market Value, which determination shall be deemed to be the Fair Market Value and shall be binding upon the parties as a final determination of such value; and (iv) the costs and fees of the independent appraiser shall be paid by the party submitting the proposed Fair Market Value that was not selected by the independent appraiser. If the Members shall not be able to agree on an independent appraiser, each of them shall designate an appraiser as its representative and those two appraisers shall select the independent appraiser, who shall determine Fair Market Value as provided above.
          11.2 Distribution of Lots.
               (a) All Lots shall be distributed to the Members “at cost;” i.e. on the basis of the book value of such Lots (collectively, “Lot Prices”). At closing, such Lots shall be transferred to the Member by special warranty deed, in “AS IS” and “WHERE IS” condition and WITH ALL FAULTS, and with no representations, warranties or covenants other than the covenants in the deed; provided, that Lots will be distributed as finished lots pursuant to the terms of a Finished Lot Contract between the Company and each Member pursuant to the pertinent form of Contract attached hereto as Exhibit E.
               (b) The Members do not intend to acquire Lots for the purpose of reselling the Lots to other builders. The provisions of this Section 11.2(b) shall not apply to sales of Lots to the homebuying public or to sales of Lots by a Member to its homebuilding Affiliate.
                    (i) If a Member (or its Affiliate) (the “Selling Member”) that has acquired Lots proposes to offer any of the Lots (the “Re-Sale Lots”) for sale, other than to the homebuying public, the Selling Member shall notify the other Member in writing of its intention to offer the Re-Sale Lots (the “Re-Sale Notice”). The Re-Sale Notice shall specify (1) the proposed sale price of each Re-Sale Lot, (2) the Lot Prices paid by the Member for such ReSale Lots, plus the total of any direct costs allocable to such Re-Sale Lots (the “Adjusted Lot Cost” of each Re-Sale Lot), and (3) the identity of the Person(s) to whom the Selling Member intends to offer the Re-Sale Lots. The other Member shall have 15 days after receiving the Re- Sale Notice to object, in its sole and absolute discretion, by written notice to the Selling Member, to any of the Persons to whom the Selling Member intends to offer the Re-Sale Lots and Re-Sale Lots may not be offered or sold to any such Person. Each Person to whom the Re-Sale Lots may be offered is an “Approved Buyer.”
                    (ii) In addition to the right to object to the proposed offerees of the Re-Sale Lots, the other Member may elect, by written notice to the Selling Member delivered within 15 days of receiving the Re-Sale Notice, to purchase all, but not fewer than all, of the Re- Sale Lots, at the lower of the Adjusted Lot Cost of the Re-Sale Lots or the proposed sale prices. If the other Member elects to purchase the Re-Sale Lots, then: (1) the closing of the purchase shall occur within 15 days of the other Member’s election to purchase; (2) the purchase price shall be paid in full in immediately available fluids at the closing; and (3) the Selling Member shall convey the Re-Sale Lots to the other Member free and clear of all liens or encumbrances other than the liens and encumbrances that existed when the Company conveyed the Re-Sale Lots to the Selling Member or its Affiliate and any liens or encumbrances created in the sale to the other Member.

                    (iii) If the other Member shall not elect to purchase the Re-Sale Lots, the Selling Member may offer the Re-Sale Lots to one or more Approved Buyers, subject to the following limitation: If the Selling Member receives a bona fide offer from an Approved Buyer to purchase any of the Re-Sale Lots under economic terms the net present value of which is less than 95% of the net present value of the economic terms offered to the other Member (calculated on a monthly basis using a discount rate of 18%), before the Selling Member may sell the Re-Sale Lots to the Approved Buyer, the Selling Member must first offer to the other Member, in writing, the right to purchase the Re-Sale Lots, at the prices at which the Approved Buyer proposes to purchase the Re-Sale Lots. The offer to the other Member shall include a copy of the Approved Buyer’s offer. The other Member shall have 30 days after receipt of the offer to elect, in writing, to purchase all, but not fewer than all, of the Re-Sale Lots. If the other Member elects to purchase the Re-Sale Lots, then: (1) the closing of the purchase shall occur within 15 days of the other Member’s election to purchase; (2) the purchase price shall be paid on the same terms as contained in the Approved Buyer’s offer; and (3) the Selling Member shall convey the Re-Sale Lots to the other Member free and clear of all liens or encumbrances other than the liens and encumbrances that existed when the Company conveyed the Re-Sale Lots to the Selling Member or its Affiliate and any liens or encumbrances created in the sale to the other Member. If the other Member does not elect to repurchase the Re-Sale Lots, the Selling Member may sell them to the Approved Buyer, but not at prices lower than, or terms more favorable to the Approved Buyer than, those set forth in the Approved Buyer’s offer.
                    (iv) Except for the sales prices of the Re-Sale Lots, the purchase and sale contract between the Selling Member and the Approved Buyer shall be substantially the same as the Finished Lot Contract, but shall not include any obligations on the part of the Company. Both a “clean” version and a “redlined” version (allowing any changes from the form of the Finished Lot Contract) of the purchase and sale contract shall be submitted to the other Member at least 5 Business Days prior to its execution to enable the other Member to determine if it complies with the requirements of this Agreement.
               (c) If either Member shall fail at any time to make an Additional Capital Contribution as required under Section 2.2 above, and the Capital Account and Percentage Interest of such Defaulting Member shall be adjusted under Section 2.3(a)(ii) above, then and in such event, all Lots to be distributed to such Defaulting Member thereafter shall be offered to the Defaulting Member only upon the terms and conditions of this Section 11.2(c). Upon completion of the development of Lots, the Company shall offer to the Defaulting Member such Lots as are allocated to such Member in the Annual Business Plan then in effect, and the Defaulting Member shall have the obligation to acquire each such Lot from the Company, for an amount equal to the sum of (i) the relevant “Lot Price” for such Lot (defined in Section 11.2(a) above as the book value of such Lot) plus (ii)(A) the product of four (4) multiplied by the cumulative amount of all Capital Contributions that shall not have been made by the Defaulting Member at the times required under Section 2.2 above, divided by (B) the total number of Lots allocated to such Member in the Annual Business Plan then in effect that such Member shall not have previously acquired. The amount determined under clause (ii) of the immediately preceding sentence from time to time hereunder shall be referred to herein as the “Per-Lot Dilution Amount.” [Example #1: if the Defaulting Member has failed to contribute $2,000,000, and 200 Lots allocated by the Agreement to the Defaulting Member have not yet been acquired at the time of the computation, the Per-Lot Dilution Amount would be [4 x $2,000,000 = $8,000,000] ÷ 200 = $40,000.]
                    (i) The Per-Lot Dilution Amount shall be determined and established at the time of, and effective as of the date of, the adjustment of the Defaulting Member’s Capital Account and Percentage Interest. As so established, the Per-Lot Dilution Amount shall remain unchanged for the remainder of the life of the Projects except only as and to the extent it shall be increased pursuant to the terms hereof from time to time by reason of additional defaults in respect of subsequent Capital Contribution obligations and resulting adjustments in the Defaulting Member’s Capital Account and Percentage Interest. In no event may a Defaulting Member reduce the Per-Lot Dilution Amount by making contributions of additional capital between the time of its establishment and the time when Lots are made available to the Members.
                    (ii) The “Lot Price” portion of the sum to be paid by the Defaulting Member for each Lot (i.e., its book value) shall be paid in the form of a reduction in amount of the Capital Account of the Defaulting Member or, if the balance of its Capital Account is less than the amount required for such payment, the Defaulting Member shall pay the balance of the “Lot Price” to the Company in cash before conveyance of the Lot to the Defaulting Member.
                    (iii) The Per-Lot Dilution Amount for each Lot shall also be paid before conveyance of the Lot to the Defaulting Member, and shall be paid either in cash or in the form of a promissory note executed by the Defaulting Member (the “Dilution Amount Note”) payable to the order of the Company in the Dilution Amount, bearing interest at the Interest Rate, and a first lien deed of trust executed, acknowledged, and delivered to the Company (the “Dilution Amount Deed of Trust”) in recordable form encumbering all Lots acquired by the Defaulting Member from time to time thereafter and securing the payment of the Dilution Amount Note. The Dilution Amount Note shall be due and payable (i) in full, one (1) year following the date of its delivery, or (ii) on a pro rata basis upon the transfer of any Lot securing payment, based upon the Dilution Amount, the number of Lots then being transferred, and the total number of Lots then securing payment thereof. [Example #2: Using the facts from Example #1 above, and assuming the Defaulting Member is offered, and accepts, 20 Lots, and has a sufficient Capital Account to absorb the book value of the Lots being transferred, then it will make a Dilution Amount Note in the amount of 20 x $40,000 = $800,000, and will grant a Dilution Amount Deed of Trust encumbering the 20 Lots and securing the Dilution Amount Note. Each Lot will be released from the Dilution Amount Deed of Trust upon receipt by the Company of a curtailment in the amount of $40,000. At each subsequent Lot takedown, the Defaulting Member will make an additional Dilution Amount Note in respect of the Lots being acquired, and the Dilution Amount Deed of Trust will be modified to reflect the increase in the amount secured and to spread the lien thereof over the additional Lots.] Upon curtailments of the Dilution Amount Note, as set forth above, releases of Lots shall be granted from the Dilution Amount Deed of Trust for conveyance of residences to homebuyers. All such curtailments shall be treated for accounting purposes as additions to capital, and shall be added to and increase the Capital Account of the Defaulting Member to the extent thereof, as provided in Section 2.4(a) above,

               (d) If the Defaulting Member shall decline to acquire the Lots on such terms, then each such Lot shall be made available for acquisition by the other Member at the relevant “Lot Price” (as defined in Section 11.2(a) above) less the Dilution Amount. Payment for such Lots may be in the form of a reduction in amount of the Capital Account of the acquiring Member or, if the balance of its Capital Account is less than the amount required for such payment, then to such extent it shall be paid in cash, before conveyance of the Lot to the acquiring Member. Any such cash payments shall be treated for accounting purposes as additions to capital, and shall be added to and increase the Capital Account of the acquiring Member to the extent thereof, as provided in Section 2.4(a) above. Anything herein to the contrary notwithstanding, the non-Defaulting Member shall have no obligation to acquire any Lot that the Defaulting Member shall have declined to acquire under Section 11.2(c) above.
               (e) If the Defaulting Member shall decline to acquire the Lots allocated to it on the terms set forth in Section 11.2(c) above, and the other Member shall decline to acquire such Lots pursuant to Section 11.2(d), than the Company shall market and sell such Lots to third parties at market prices. The net proceeds from the sale of each such Lot shall be distributed to the Members in accordance with their respective “Adjusted Proportionate Shares for Distributions” (defined below). All net proceeds of such third-party Lot sales shall be deemed Distributable Cash, for purposes of this Agreement, and all such distributions to the Members shall decrease the Capital Accounts of the Members to the extent thereof; as provided in Section 2.4(a) above. The term “Adjusted Proportionate Shares for Distributions” shall mean the Proportionate Shares of the Members, adjusted to the same extent as the aggregate previous adjustments, if any, as of the date of such distribution, of the parties’ Percentage Interests and Capital Accounts pursuant to Section 2.3 above. [For example, if Member A’s Percentage Interest has previously been diluted on one or more occasions pursuant to Section 2.3(a)(ii) above by a total of 16.63%, and if Member A’s Proportionate Share for purposes of contributions is 50%, then such Member’s Adjusted Proportionate Share for Distributions shall equal 33.37% (50% — 16.63% = 33.37%).] All distributions of Distributable Cash under this Agreement shall be made in proportion to such Adjusted Proportionate Shares for Distributions.
          11.3 Direct Conveyance of Lots. It is understood and agreed that each Member shall have the right to commence and complete any and all land development and house construction activities on any Lots allocated to such Member before recording the deed to such Lots from the Company, and such Member may require that, following completion of a residential dwelling on such Lots, such Lots shall be deeded directly by the Company to the homebuyers. As provided in more detail in the Finished Lot Contract, the Company and such Member shall carry out adjustments and prorations, settlement statements shall be executed and delivered, and the purchase price for the Lots shall be paid, at the time specified for Closing thereon in the Finished Lot Contract. At Closing, the Company shall deliver to such Member individual deeds for the Lots in question without identifying the grantees to be named in such deeds, and such Member shall have full right, power, and authority to insert the names of the grantees and to record the deeds at any time thereafter.
     12. REPRESENTATIONS, WARRANTIES AND COVENANTS

          12.1 Centex Representations, Warranties and Covenants. Centex represents, warrants and covenants to the Company and to Beazer that:
               (a) Centex is a duly formed and validly existing general partnership under the laws of the State of Nevada.
               (b) Centex has full power and authority to enter into and perform the obligations to be performed by it under this Agreement and other agreements and instruments that have been or are required to be executed, delivered, and performed by it in connection with the transactions contemplated by this Agreement, has obtained all consents and approvals requisite to those transactions, and this Agreement and other agreements and instruments required to be executed, delivered, and performed by it in connection with those transactions have been or will be properly executed and delivered by it and constitute or will constitute valid and binding obligations of Centex enforceable against it in accordance with their terms.
               (c) Centex’s execution and delivery of, and performance under, this Agreement and other agreements and instruments that have been or are required to be executed, delivered and performed by it in connection with the transactions contemplated by this Agreement, do not conflict with, and will not result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any indenture, agreement, order, judgment, or other instrument to which Centex is a party or by which it is bound.
               (d) There are no pending or, to the knowledge of Centex, threatened actions or proceedings before any court or administrative agency that could materially affect the Real Property or the development of the Real Property or the financial condition or the ability of Centex to perform its obligations under this Agreement and other agreements and instruments that have been or are required to be executed, delivered and performed by them in connection with the transactions contemplated by this Agreement.
               (e) Centex has not retained a broker in connection with any of the transactions consummated under this Agreement or the Real Property Contract and no brokerage commissions are owing under any such agreements as a result of any action taken by Centex.
               (f) Centex will use its best efforts to ensure its continued existence and good standing.
          12.2 Beazer Representations, Warranties and Covenants. Beazer represents, warrants and covenants to the Company and to Centex that:
               (a) Beazer is a duly formed and validly existing corporation in good standing under the laws of the State of Tennessee and is qualified to transact business in the jurisdiction in which the Real Property is located.
               (b) Beazer has full power and authority to enter into and perform the obligations to be performed by it under this Agreement and other agreements and instruments that have been or are required to be executed, delivered, and performed by it in connection with the transactions contemplated by this Agreement, has obtained all consents and approvals requisite to those transactions, and this Agreement and other agreements and instruments required to be executed, delivered, and performed by it in connection with those transactions have been or will be properly executed and delivered by it and constitute or will constitute valid and binding obligations of Beazer enforceable against it in accordance with their terms.
               (c) Beazer’s execution and delivery of, and performance under, this Agreement and other agreements and instruments that have been or are required to be executed, delivered and performed by it in connection with the transactions contemplated by this Agreement, do not conflict with, and will not result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any indenture, agreement, order, judgment, or other instrument to which Beazer is a party or by which it is bound.
               (d) There are no pending or, to the knowledge of Beazer, threatened actions or proceedings before any court or administrative agency that could materially affect the Real Property or the development of the Real Property or the financial condition or the ability of Beazer to perform its obligations under this Agreement and other agreements and instruments that have been or are required to be executed, delivered and performed by it in connection with the transactions contemplated by this Agreement.
               (e) Beazer has not retained a broker in connection with any of the transactions consummated under this Agreement or the Real Property Contract and no brokerage commissions are owing under any such agreements as a result of any action taken by Beazer.
               (f) Beazer will use its best efforts to ensure its continued existence and good standing.
     13. GENERAL PROVISIONS
          13.1 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, excluding choice of laws principles.
          13.2 Attorneys’ Fees. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party or parties shall pay the prevailing party’s or parties’ actual expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including without limitation contempt, garnishment, levy, discovery and bankruptcy. For this purpose “expenses” include, without limitation, court or other proceeding costs and experts’ and attorneys’ fees and their expenses. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.
          13.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns; provided, however, nothing contained in this Section 13.3 shall limit the effectiveness of any restriction on transfers of Membership Interests.

          13.4 Terms. Any reference to the Act, the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
          13.5 Headings. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
          13.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
          13.7 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document. Furthermore, this Agreement may be executed and delivered by the exchange of electronic facsimile copies or counterparts of the signature page, which facsimile copies or counterparts shall be binding upon the parties.
          13.8 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated by this Agreement.
          13.9 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties, and their respective successors and assigns subject to the express provisions relating to successors and assigns, and no other Person will have any rights, interest or claims or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
          13.10 Notices. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any Business Day before 5:00 PM local time and on the next Business Day if received after 5:00 PM or on other than a Business Day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, (iii) delivery by United States first class certified or registered mail return receipt requested, postage prepaid and (iv) transmittal by facsimile, addressed to the parties as follows:

If to Beazer:	Beazer Homes Maryland
8965 Guilford Road
Suite 290
Columbia, MD 21046
Attention: David Carney, President, Maryland Division

with a copy to:	William M. Shipp, Esq.
Fossett & Brugger, Chartered
6404 Ivy Lane, Suite 720
Greenbelt, MD 20770

And:	Beazer Homes Corp.
1000 Abernathy Road
Suite 1200
Atlanta, GA 30328
Attention: Lowell Ball, General Counsel

If to Centex:	Centex Homes
14121 Parke Long Court, Suite 201
Chantilly, VA 20151
Attn: Robert K. Davis, Division President

with a copy to:	David A. Raynes, Esq.
Centex Homes
5400 Glenwood Avenue, Suite 100
Raleigh, NC 27612

And:	Kenneth W. Logwood, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1401 Eye Street, N.W., Seventh Floor
Washington, D.C. 20005
     Any party may change its address by written notice to the other parties in the manner set forth above. Receipt of communications by United States first class or registered mail will be sufficiently evidenced by return receipt. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.
          13.11 Amendments.
               (a) Amendments to Agreement. Any amendment to this Agreement shall be in writing, dated and signed by all Members. If any conflict arises between the provisions of the amendment, or amendments, and the terms hereof, the most recent provisions shall govern and control. No amendment may affect the rights of a withdrawn Member under this Agreement without the written consent of such withdrawn Member.

               (b) Amendments to Certificate. The Certificate shall be amended whenever required by the provisions of this Agreement or by the Act. Any such amended Certificate shall be filed for record by the Members as required by the Act, and this Agreement shall also be amended as necessary to reflect such change.
          13.12 Title to Real Property. Legal title to all Real Property of the Company will be held and conveyed in the name of the Company.
          13.13 Waiver. No waiver of any obligations under this Agreement will be enforceable or admissible unless set forth in a writing signed by the party against which enforcement or admission is sought. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted shall apply solely to the specific instance expressly stated.
          13.14 Entire Agreement. This Agreement and the Exhibits hereto, together with the Real Property Contract (collectively, the “Transaction Documents”), are all part of an integrated transaction, and contain the entire understanding between the Members and supersede any prior written or oral agreements between them regarding the same subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the Members relating to the subject matter of this Agreement which are not fully expressed in the Transaction Documents.
          13.15 No State Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.
          13.16 Other Businesses of Members. The Company is one of several businesses in which the Members are active. It is not intended, therefore, that any of the Members will devote full-time effort to the Company, but it is understood that each of the Members shall use its commercially reasonable efforts to further the interests of the Company. However, nothing contained in this Agreement shall be consented as preventing a Member from engaging in any other business activity, including an activity that would compete with this Company’s business. Any of the Members and any of their Affiliates may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others, whether or not in competition with the Company, including but not limited to land development and homebuilding, and neither the Company nor any of the Members shall have any right in or to any income or profits from any independent venture by virtue of being a Member of the Company or by virtue of this Agreement. Neither a Member nor any of its Affiliates shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Member and any of its Affiliates shall have the right to take for its own account or to recommend to others any such particular investment opportunity. Notwithstanding the foregoing, it is understood and agreed that any rebates of title insurance or mortgage insurance charges or premiums accruing to either Member in respect of the acquisition or sale of any portion of the Real Property by the Company shall be the property of, and shall accrue to the benefit of, the Company.
          13.17 Waiver of Valuation and Accounting. All Members, for themselves and for their successors and assigns, hereby waive, release, discharge, and dispense with the right, except if, as, and to the extent specifically provided herein, to valuation and payment of the Interest of any Member and the right to an accounting of the Interest of any Member, provided, that nothing contained in this Section 13.17 is intended to, nor shall it, modify in any manner the provisions of Section 5 above.
          13.18 Exhibits. The following Exhibits attached to this Agreement shall be deemed to be a part of this Agreement and are fully incorporated herein by this reference:
          Exhibit A Initial Capital Contributions of Members
          Exhibit B Executive Committee Representatives
          Exhibit C [Intentionally Omitted]
          Exhibit D Initial Business Plan [Financial Model]
          Exhibit E Form of Finished Lot Contract
          Exhibit P Project Director’s Responsibility Checklist
     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date set forth above.

BEAZER HOMES CORP., a Tennessee corporation

By Name:	/s/ David Caenor David Caenor	(Seal)
Title:	President Maryland Division

CENTEX HOMES, a Nevada general partnership

By:	Centex Real Estate Corporation, a Nevada corporation, its
Managing Partner

By Name:	/s/ Joseph Ricketts Joseph Ricketts	(Seal)
Title:	Division Controller/ Auth Officer

EXHIBIT B
Executive Committee Representatives
Beazer:
Donald Knutson
Robert Gentry
William Hofherr
Centex:
Robert K. Davis
Joseph Ricketts
David Ryan

Exhibit D
Initial Business Plan
[financial plan not legible]

EXHIBIT E
Form of Finished Lot Contract
REAL ESTATE SALE CONTRACT
FINISHED RESIDENTIAL LOTS
(DOVE BARRINGTON)
SUSSEX COUNTY, DELAWARE
     THIS REAL ESTATE SALE CONTRACT (this “Contract”) is made and entered into as of                                         , 20___, by and between: (i) DOVE BARRINGTON DEVELOPMENT LLC, a Delaware limited liability company (“Seller”); and (ii)                     , a (“Purchaser”).
RECITALS:
     R-1. Purchaser is one of the members of Seller and a party to that certain Limited Liability Company Agreement (the “LLC Agreement”) dated October 5, 2004. The LLC Agreement governs the affairs of Seller and, among other things, provides for the allocation among, and the distribution to, Purchaser and the other members of Seller of the residential building lots (the “Lots”) to be created on the Land owned by Seller and to be developed by Seller into the residential development known as Dove Barrington (“Project”).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
     1. Property. Seller is the owner of fee simple title to certain real property located in Sussex County, Delaware, and more particularly described on Exhibit A attached hereto (the “Land”), from which the Lots that are the subject hereof have been or are to be created. The Land, together with any and all improvements, appurtenances, rights, privileges, and easements benefiting, belonging, or pertaining thereto, is hereinafter referred to as the “Property.”
     2. Purchase and Sale. Seller agrees to sell and convey to Purchaser those residential building lots (the “Lots”) legally and more particularly described on Exhibit A attached hereto, and Purchaser agrees to purchase and acquire the Lots from Seller on the terms and conditions hereinafter set forth. Seller and Purchaser acknowledge that the particular Lots that are to be the subject of this Contract may or may not have been created or allocated to Purchaser at the time of the execution hereof, in which case reference is made to the provisions of the LLC Agreement governing the allocation of Lots among the Members of the LLC for purposes of identifying the particular Lots that are to be the subject of this Contract and the manner of their designation.
     3. Purchase Price. The purchase price for each Lot acquired hereunder shall be its “book value” (the “Purchase Price”), as provided in the LLC Agreement. The Purchase Price for each Lot acquired, subject to the closing adjustments hereinafter provided, shall be payable to Closing Agent in full at the Closing at which such Lot shall be acquired either by payment of immediately available funds such as by wire transfer or certified or cashier’s check, or by debit to the capital account of the Purchaser in accordance with the provisions of the LLC Agreement.
     4. Deposit. No deposit shall be required.
     5. Closing. Provided that the conditions precedent to Closing described in Section 10 below shall have been satisfied or waived, Purchaser and Seller shall be required to make full settlement on each group of Lots shown on Exhibit B attached hereto on the date set forth thereon for Closing with respect to such group of Lots. Purchaser may accelerate the date for any one or more Closing by ten (10) business days’ written notice to Seller. Acceleration of any one Closing shall not accelerate or otherwise affect the dates scheduled for subsequent Closings, which shall continue to be scheduled as if the earlier Closings had proceeded according to referenced schedule.
     6. Title. At Closing, Seller shall convey to Purchaser by special warranty deed with covenant of further assurances good and marketable title in fee simple free and clear of any and all liens, encumbrances, conditions, easements, assessments, restrictions and other conditions except the following, which shall be referred to herein as the “Permitted Exceptions”:
          (a) general real estate taxes and special assessments for the year of Closing and subsequent years not yet due and payable; and
          (b) easements, dedications and rights-of-way shown on the Record Plat or otherwise approved in writing by Purchaser.
     7. Community Association.
          7.1 Formation, Governing Documents.
               7.1.1 Seller has formed the                                          Homeowners Association (the “HOA”) as the residential community association for the Property. The Lots will be subject to the Governing Documents (as defined below) of the HOA, as such Governing Documents may be amended from time to time, and the exercise of the rights and powers conferred on the HOA by such Governing Documents. Seller shall have the unilateral right to consent to changes to the Governing Documents without the consent or approval of Purchaser or any of Purchaser’s purchasers. Purchaser has been furnished with copies of the following documents (the “Governing Documents”): (i) Articles of Incorporation of the HOA; (ii) Bylaws of the HOA; (iii) Declaration of Covenants, Conditions and Restrictions for                                          (the “Declaration”); (iv)                                           Residential Design Guidelines; (vi) the current budget for the HOA. Purchaser acknowledges that Purchaser, its homebuyers, and each Lot are bound by and subject in all respects to the Governing Documents.
               7.1.2 The Lots are located within a development that is subject to the provisions of the [Delaware Property Owners’ Association Act – NEED TO CONFIRM TITLE AND REQUIREMENTS IN DE.] (the “Act”). The Act requires the property owners’

2

association of the development in which the Lots are located to provide to an owner of a Lot with a disclosure packet (as defined in such Act). Such disclosure packets must be provided to each purchaser of a Lot. Purchaser agrees to observe fully and completely with the provisions of the Act in the course of its marketing of the Lots and any improvements thereon.
               7.1.3 Seller reserves the right to amend the existing site development plans (“Site Plans”) for the Project without Purchaser’s review or approval provided that such amendment does not affect Purchaser’s right to construct dwellings as contemplated by this Contract or materially increase Purchaser’s costs of development. Seller shall provide to Purchaser a copy of any amendment to the Site Plans. If the amendments to the Site Plans or any zoning or proffer amendments require Purchaser, as a contract purchaser or owner of the Lots, to join in their execution, than Purchaser acknowledges that by executing this Contract, the Purchaser shall be obligated to execute and deliver promptly all documents, instruments or agreements necessary to evidence Purchaser’s consent.
          7.2 Purchaser’s Sale Contracts.
               7.2.1 Purchaser’s sale contract for each dwelling unit to be constructed on the Lots is to describe the HOA’s role and shall acknowledge receipt by the Purchaser of such Lot of the Governing Documents and the other disclosure materials required by [Delaware Code Sec. ?], all of which must be furnished at the time of execution of such purchaser’s sales contract. One copy of these documents will be provided to Purchaser by Seller for each Lot. Purchaser will insert in each sales contract for a Lot the disclosure statement required by [Delaware Code Sec. ?].
               7.2.2 Purchaser’s sale contracts for each of the Lots and the construction thereon shall contain the following provision:
The property that is the subject of this agreement is part of                     , a planned community being developed in                      County,                     . The parties agree that                     , or its successors or assigns, as the developer of                     , might from time to time rezone or amend the proffers and/or development conditions related to                      after ratification of this Agreement or after the settlement date. Such applications might require the joinder of the Purchaser as a contract Purchaser or owner of the property. The Purchaser acknowledges that by executing this Agreement the Purchaser will be obligated to execute and deliver promptly all documents, instruments or agreements necessary to evidence such joinder. This provision shall survive settlement on this property, shall run with the land, and shall be a continuing obligation of Purchaser.
               7.2.3 Purchaser must inform its purchasers of the requirements for [PLACEHOLDER FOR PROJECT-SPECIFIC DISCLOSURE REQUIREMENTS REGARDING, FOR EXAMPLE, WETLANDS PROTECTION, FOREST

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PROTECTION, AND THE LIKE. NEED CONFIRMATION OF SUSSEX COUNTY, DELAWARE STATUTORY DISCLOSURES].
          7.3 Representations Regarding the HOA. Purchaser covenants and agrees with Seller that Purchaser will make no representations, warranties or commitments to its Purchasers of any of the Lots or the improvements constructed thereon that are inconsistent with or contrary to any term or provision of any Governing Document. Purchaser will be solely responsible for, and hereby indemnifies and agrees to hold Seller harmless against and from all losses, liabilities, actions, costs and expenses (including reasonable attorney’s fees) arising from all representations made by Purchaser, its agents or employees, to purchasers of dwelling units to be constructed on the Lots with respect to the HOA, including (without limitation) representations concerning fees and assessments of the HOA and the covenants and restrictions applicable to the Lots.
          7.4 [Intentionally omitted]
          7.5 Control of the Community Association. Purchaser recognizes and acknowledges that Seller contemplates during the term of this Contract that control of the HOA will remain vested in Seller or assignees of Seller, and that Seller or its assignees will have the sole and exclusive right to determine solely the reasonable extent and pace of development of common areas of the Project.
     8. Development Obligations. As a supplement to the provisions of this Section 8, certain of the respective development obligations of Seller and Purchaser are described with specificity in the Development Responsibility Checklist (the “Development Checklist”) attached hereto as Exhibit C.
          8.1 Completion of Improvements. Seller shall be responsible for and shall complete the construction and installation of the work identified as the responsibility of Seller on the Development Checklist (“Seller’s Improvements”). Purchaser shall be responsible for and shall complete the construction and installation of the work identified as the responsibility of Purchaser on the Development Checklist (“Purchaser’s Improvements”). Seller’s Improvements and Purchaser’s Improvements shall be completed in a timely and workmanlike manner, and shall conform to all applicable laws, codes, ordinances, and regulations of Governmental Authorities, all development conditions applicable to the Project, Purchaser’s approved construction plans, all applicable building permits (collectively, “Legal Requirements”), the “Declaration” (hereinafter defined), and applicable Residential Design Guidelines, all as may be amended from time to time (collectively, the “Project Documents”), and all standards, rules and regulations promulgated pursuant to the Project Documents. The exterior design and location of all improvements constructed by Purchaser (including color, selection and landscaping design) shall be subject to the prior review and approval of the New Construction Committee established pursuant to the Project Documents (the “Review Committee”), which approval shall be obtained before commencement of construction. Any design or improvement location deemed unacceptable by the New Construction Committee shall be stated in writing and with specificity to Purchaser. Purchaser shall resubmit revisions to reasonably address any disapprovals by the New Construction Committee. Failure of the New

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Construction Committee to approve or disapprove in writing the Purchaser’s designs and improvement locations within thirty (30) days of submission shall be deemed to be an approval.
          8.2. Lot Inspections and Repair of Damage. At least five (5) days before each Closing, Seller and Purchaser shall inspect the Lots to confirm that Seller has completed the work required to be completed before Closing, and to determine if there is any existing damage to Seller’s Improvements. Within thirty (30) days following the issuance of a residential use permit on the last dwelling unit to be constructed by Purchaser on the Lots, the parties shall jointly re-inspect the Seller’s Improvements and such of Purchaser’s Improvements as may affect the release of any bonds or other security posted by Seller with Governmental Authorities, and shall sign a memorandum identifying the damages, if any, actually caused thereto by Purchaser or its agents, contractors, subcontractors or employees to such improvements (“Purchaser’s Damages”). Purchaser shall be responsible for repairing, at its sole cost and expense, any such identified Purchaser’s Damages and shall commence such repairs within thirty (30) days of the date of the joint re-inspection. In the event Purchaser shall fail to commence such repairs of Purchaser’s Damages within the applicable thirty (30) day period or thereafter shall fail to diligently pursue completion of the repairs, Seller may, at its option, following written notice to Purchaser and ten (10) days opportunity to cure, proceed to repair Purchaser’s Damages and Purchaser shall reimburse Seller for the costs thereof, plus overhead in the amount of fifteen percent (15%), within ten (10) days following receipt of an invoice therefor accompanied by reasonably adequate documentation of such costs.
          8.3. Marketing Activities; Sales Facilities.
               8.3.1 Purchaser will use Seller’s Project logo and Project name on all printed advertising relating to the Lots, which advertising wording, design, location, material and construction shall be subject to the prior review and reasonable approval of Seller. Purchaser’s merchandising name for its activities in the Project will be subject to the prior review and reasonable approval of Seller.
               8.3.2 No later than commencement of Purchaser’s sales program for the first of its Lots in the Project, Purchaser shall furnish information required by Seller, and conforming to Seller’s specifications, for Seller to install the builder’s display for use at Seller’s Visitor Center for the Project. Purchaser shall reimburse Seller for Seller’s costs for fabrication and installation of such display. Purchaser acknowledges that it is familiar with Seller’s policies and procedures regarding displays, exhibits and other promotional items to be used at such Visitor Center and agrees to abide by and comply with such policies and procedures as they may be modified by Seller from time to time, in Seller’s sole discretion. Purchaser will provide a place in its sales area for Seller’s exhibit, which sales area will include, among other information, the general development plan for the Project.
               8.3.3 If Purchaser desires to maintain a sales trailer on the Lots until model units am operational, the structure, location, size, color, signage and landscaping of such trailer will be subject to Seller’s prior review and reasonable approval and shall be subject to approval of the appropriate building development or zoning officials having jurisdiction over the

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Project. Purchaser will then use its best efforts to complete its initial model units as soon as is practicable and to remove the sales trailer from the Project thereafter.
               8.3.4 In the course of marketing or developing improvements on the Lots and within the Project, Purchaser and Seller shall comply with all applicable federal, state, and local laws, ordinances, rules and regulations (including, without limitation, all laws, ordinances, rules and regulations relating to equal opportunity and/or nondiscrimination, access by persons with disabilities, disclosure and licensure). In no event whatsoever will Purchaser conduct its marketing and development activities in any manner that affects in an adverse manner the good name and reputation of the Seller or the Project.
          8.4 Signage. Purchaser shall install no signage, other than as required by safety rules and similar regulations, within or around the Lots without the prior written approval of Seller, which approval may be withheld in Seller’s sole discretion. No paper signs of any type shall be posted within the Project. If Purchaser installs any (i) signage not approved in advance by Seller or (ii) paper signs, Seller shall have the right to remove such signs and to collect from Purchaser upon written demand thereafter a removal charge of Twenty-Five Dollars ($25.00) per sign removed. All project identification signs, marketing signs and entrance features are subject to the prior review and approval by the Covenants Committee pursuant to the Project Documents and must be submitted with Purchaser’s landscaping plans far review and approval. Purchaser shall observe at all times (whether on-site or off-site of the Lots or Project) all applicable signage ordinances, tides and regulations.
          8.5. Maintenance at Construction Site. Purchaser and Seller shall each maintain its construction sites in an orderly fashion and shall remove in a timely manner all debris and equipment. Further, Purchaser shall clean the streets in front of the Lots regularly while construction is underway by Purchaser, as needed. If Purchaser shall fail to keep the streets clean, and shall not cure such failure within 15 days after receiving written notice from Seller, Seller shall be entitled to use self-help and to clean the streets, in which event Purchaser shall be required to reimburse Seller for all costs incurred in connection therewith, plus an additional 10% for administrative and overhead expenses. Each party is to keep roads and pedestrian access ways within or adjacent to its construction sites free from storage of equipment, building materials, dirt and snow, and each party is to clean streets of mud and dust created by its activities daily or at such other intervals as are reasonably acceptable to Seller. Parking of vehicles for workers must be provided by Purchaser off publicly dedicated rights of way. Purchaser’s construction trailer and surrounding area must be kept in a clean condition, and the location, color, design and landscaping for the construction trailer must be approved by Seller prior to placement of the trailer at the property. If Purchaser uses a construction trailer, the construction trailer shall be removed from the Project within sixty (60) days after Purchaser’s completion of construction of its last home within the Project.
          8.6 Insurance. To protect Seller from any liability arising out of Purchaser’s activities on the Property, Purchaser shall, prior to any entry on the Property, and thereafter so long as this Contract remains in effect or Purchaser retains title to any portion of the Property, obtain and maintain in full force and effect: (i) comprehensive automobile liability insurance: (ii) workers’ compensation insurance; and (iii) comprehensive commercial general liability

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insurance for personal injury (including wrongful death) and damage to property covering any occurrence on the Property and any act or omission by Purchaser, its agents, employees, contractors, subcontractors and invitees. All such policies shall include a waiver of subrogation endorsement. The automobile liability insurance and commercial general liability insurance policies shall be written to have a combined single limit of liability for bodily injury and property damage of not less than Four Million Dollars ($4,000,000) per occurrence, of which at least $1,000,000 must be maintained as primary coverage, and of which no more than $3,000,000 may be maintained as umbrella coverage. Each liability policy shall contain an endorsement naming Seller as an additional insured, and shall require at least fifteen (15) days’ prior written notice to Seller of any material change, non-renewal or cancellation of any such policy. All insurance policies required pursuant to this subparagraph shall be written as primary policies, not contributing with or in excess of any coverage that Seller may carry. All insurers issuing such policies must be listed in the most recent A.M. Best’s rating guide with a rating of not less than A:X. Purchaser shall procure and maintain all policies entirely at its own expense and shall, at least twenty (20) days prior to the expiration of any such policy, furnish Seller with renewal certificates thereof.
          8.7 Commitments. Purchaser acknowledges that the Property is subject to certain commitments undertaken in connection with obtaining necessary approvals for development of the Property, and acknowledges having received and reviewed copies of all such commitments. Seller shall be responsible for all monetary commitments, and Purchaser shall only be responsible for compliance with such commitments to the extent the same are applicable to Purchaser’s Improvements and Purchaser’s homebuilding activities on the Lots.
          8.8. Force Majeure. Seller shall not be liable or responsible for (each, an event of “force majeure”) (i) any delays in the performance of its obligations hereunder caused by moratoria imposed by applicable governmental authorities that prevent obtaining the approvals needed to perform said obligations, or caused by strikes, work stoppages, riots, acts of God (including inclement weather), casualty, war, governmental laws, or restrictions; provided, that Seller shall have exercised reasonable commercial diligence in attempting to perform said obligations or to obtain such approvals, or (ii) unanticipated delays by applicable governmental authorities in reviewing, considering or granting the approvals needed to perform such obligations; provided, that Seller shall have exercised reasonable commercial diligence in attempting to obtain such approvals and the delay shall not have been caused by the action or inaction of Seller.
          8.9 Cooperation; Easements.
               8.9.1 Prior to and after each Closing with respect to all or any portion of the Lots, Purchaser and Seller will cooperate with each other and other builders, developers or owners within the Project in a reasonable manner to facilitate development and construction within the Project in an efficient, expeditious and cost-effective manner. Promptly upon the request of Seller, or other builder or owner of property in the Project or any applicable governmental authority or utility, Purchaser shall dedicate or convey to the appropriate party any and all rights-of-way, drainage, detention and utility easements, trail easements, ingress/egress easements, construction and grading easements, easements for cable television and

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telecommunications, and all such other similar easements, and Purchaser (or as applicable, Seller) shall undertake such minor boundary line adjustments as are reasonably necessary for Seller (or as applicable, Purchaser) or the builder, developer or owner of each portion of the Project to develop its land in accordance with approved development and construction plans, or to meet any requirements of applicable governmental authorities and utilities; provided, however, that no such action shall materially and adversely interfere with Purchaser’s intended development of the Lots.
               8.9.2 Purchaser acknowledges and agrees to the reservation by Seller either in the deeds to be delivered at Closings hereunder or in the Declaration, of all such drainage, detention, utility, cable television, telecommunication, construction, grading, ingress/egress, slope, sight distance and other easements over and across the Lots and all portions thereof as Seller may be reasonably necessary in connection with the orderly and efficient development of the Project; provided, that no such easement shall materially and adversely interfere with Purchaser’s intended development of the Lots. Any such reservation shall expire upon the closing on the Lot between Purchaser and a third party Purchaser.
               8.9.3 Purchaser acknowledges that Seller, or its designee, has the exclusive right to provide, telephone, high speed internet cable television and security service to the residents of the Lots. If Seller has not arranged to provide one or more of these services to a Lot by the date that is one hundred twenty (120) days prior to the date that Purchaser has contracted to deliver a particular Lot with a dwelling unit on it to a third party home Purchaser, then Purchaser shall have the right to contact a public utility service or other service provider to provide the missing services after Purchaser provides written notice to Seller of its intentions and Seller, within five (5) business days of its receipt of Purchaser’s notice, cannot confirm in writing that such services will be provided prior to the scheduled closing date. Purchaser agrees to reasonably cooperated with Seller, or its designee, regarding the installation of pre-wiring for cable and other telecommunication services in homes constructed on the Lots. This cooperation may include, without limitation, the Purchaser, at Purchaser’s expense, pre-wiring and installing certain technology and equipment in its dwelling units according to the standards and specifications provided by Seller (or its designee) to provide cable television, telephone, internet, security services and other telecommunication services to such dwelling unit.
          8.10 Indemnification.
               8.10.1. Anything in this Contract to the contrary notwithstanding, Purchaser hereby indemnifies and agrees to hold Seller harmless against and from any and all losses, claims, demands, damages, costs and expenses of whatever nature (including, without limitation, attorneys’ fees and costs of litigation), to the extent of any excess liabilities over and above amounts actually received by Seller under any applicable insurance policies, relating to or arising out of (i) negligent or faulty design, development, or construction by Purchaser, (ii) injuries to persons or damage to property resulting from the acts or omissions of Purchaser or Purchaser’s agents, employees, contractors or subcontractors, or (iii) Purchaser’s failure to comply with Legal Requirements.

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               8.10.2. Anything in this Contract to the contrary notwithstanding, Seller hereby indemnifies and agrees to hold Purchaser harmless against and from any and all losses, claims, demands, damages, costs and expenses of whatever nature (including, without limitation, attorneys’ fees and costs of litigation), to the extent of any excess liabilities over and above amounts actually received by Purchaser under any applicable insurance policies, relating to or arising out of (i) negligent or faulty design, development, or construction by Seller, (ii) injuries to persons or damage to property resulting from the acts or omissions of Seller or Seller’s agents, employees, contractors or subcontractors, or (iii) Seller’s failure to comply with Legal Requirements.
               8.10.3. Notwithstanding any other provision of this Contract, the provisions of this Section 8.10 shall survive Closing.
     9. Representations and Warranties.
          9.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that Seller is a duly organized and validly existing limited liability company and in good standing under the laws of the jurisdiction in which the Project is situated; that Seller has the power to execute and perform this Contract that all necessary consents and approvals from the members of Purchaser have been obtained; and that the person executing this Contract on behalf of Purchaser is duly empowered to bind Purchaser to perform its obligations hereunder.
          9.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date that Purchaser is a duly organized and validly existing corporation or limited liability company and in good standing under the laws of the jurisdiction in which the Project is situated; that Purchaser has the power to execute and perform this Contract; that all necessary consents and approvals from the Board of Directors or members, as applicable, of Purchaser have been obtained; and that the person executing this Contract on behalf of Purchaser is duly empowered to bind Purchaser to perform its obligations hereunder.
          9.3. Survival. The foregoing representations and warranties of the parties shall survive Closing and shall not be merged in the deeds delivered at Closing hereunder.
          9.4 As-Is. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, REGARDING THE LOTS, INCLUDING, WITHOUT LIMITATION, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION. GOVERNMENTAL APPROVALS, GOVERNMENTAL

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REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE LOTS, AND SPECIFICALLY, THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING, (i) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROPERTY, AND (ii) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE LOTS OF HAZARDOUS MATERIALS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN, IT IS RELYING SOLELY ON ITS OWN EXPERTISE, AND THAT OF ITS CONSULTANTS IN PURCHASING THE LOTS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LOTS OR THE OPERATION THEREOF, FURNISHED BY ANY BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE LOTS AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, THE PROVISIONS OF THIS SECTION 9.4 SHALL SURVIVE THE CLOSING.
     10. Conditions to Purchaser’s Obligation to Close. Purchaser shall not be obligated to close unless each of the following conditions are either fulfilled or waived, in writing, by Purchaser.
          10.1. Compliance with Covenants. Seller shall have performed all material covenants, agreements and obligations required by this Contract to be performed or complied with by Seller prior to the Closing Date, including, without limitation, those identified as Pre- Closing obligations of Seller on the Development Checklist, and Seller’s representations and warranties shall be true and correct in all material respects.
          10.2. Failure of Condition. If, subject to the provisions of this Section 10.3 regarding events of force majeure, all conditions to Closing shall not have been satisfied on or before the outside date for any of the Closings set forth herein, Purchaser shall have the right to (i) terminate this Contract by written notice to Seller, whereupon the Deposit shall be refunded to Purchaser, (ii) waive the incomplete condition(s) and proceed to consummate Closing hereunder, or (iii) defer Closing for a period not to exceed ninety (90) days to permit satisfaction of such condition, following expiration of which, if such condition shall remain unsatisfied, Purchaser shall be required to elect one of the options described in clauses (i) or (ii) above. Notwithstanding the foregoing, if Seller shall have failed to substantially complete the Pre- Closing obligations of Seller in respect of the Lots that are the subject of such Closing as of the Closing Date for such group of Lots, and such failure shall be attributable to force majeure then, anything in this Contract to the contrary notwithstanding, either party shall have the right to extend the Closing Date for such group of Lots for a period equal to the delay caused by the

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event of force majeure, by delivery of written notice to the other party no later than ten (10) business days before the relevant Closing Date; provided, that no such extension shall exceed one year.
     11. Seller’s Closing Documents. At Closing, Seller shall deliver the following documents (“Seller’s Closing Documents”) to Purchaser:
          11.1. Deed. A special warranty deed, which shall be duly executed and acknowledged by Seller so as to convey to Purchaser or as directed by Purchaser good and marketable fee simple title to the Property free and clear of all liens, encumbrances and other conditions of title other than the Permitted Exceptions.
          11.2. Owner’s Affidavit. An affidavit from Seller attesting that (a) no individual, entity or Governmental Authority has any claim against the Property under the applicable construction lien law, (b) no individual, entity or Governmental Authority is either in possession of the Property or has a possessory interest or claim in the Property, and (c) no improvements to the Property have been made for which payment has not been made.
          11.3. FIRPTA. A FIRPTA Non-Foreign Transferor Certificate in accordance with Section 1445 of the Internal Revenue Code.
          11.4. Corrective Documents. Documentation required to clear title to the Property of all unpermitted liens, encumbrances and exceptions, if any, and such other documents duly executed in recordable form as are contemplated herein or reasonably required from Seller or Title Company to consummate the Closing, and delete all standard title exceptions.
     12. Closing Procedure. The Closing shall proceed in the following manner:
          12.1. Transfer of Funds. Purchaser shall pay the purchase price determined pursuant to Section 3 to the Closing Agent in the manner described therein.
          12.2. Delivery of Documents. Seller shall deliver Seller’s Closing Documents to Closing Agent.
          12.3. Disbursement of Funds and Documents. The Closing Agent shall record the Deed when the Closing Agent is holding proceeds in cleared funds. After the Deed is recorded, the Closing Agent shall disburse the sale proceeds to Seller, and the Seller’s Closing Documents to Purchaser, and shall promptly issue and deliver to Purchaser the Title Policy.
          12.4. Direct Conveyance to Homeowners. Anything in this Contract to the contrary notwithstanding, Purchaser shall have the right, with respect to any Lot, to direct Seller to deliver a deed directly to Purchaser’s homebuyer. In each such case, Seller and Purchaser: (i) shall make the prorations and adjustments required herein, and shall execute and deliver settlement statements reflecting the same; (ii) shall transfer funds as required herein; and (iii) shall deliver documents as required herein effective as of the date of such Closing hereunder, with the exception that Seller shall deliver a deed to such Lot without identifying the grantee

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therein, and shall authorize Purchaser to insert the name of the grantee at a later date, upon completion of the residence on such Lot and at such time as Purchaser is prepared to close on its sale of such residence to such homebuyer. On the conveyance of a Lot to Purchaser as described above, transfer and recordation taxes allocated between Seller and Purchaser shall be determined based upon the Purchase Price payable hereunder in respect of such Lot. Upon Purchaser’s later conveyance of the residence to its homebuyer and its recordation of the deed to such residence from Seller to such homebuyer, Purchaser shall be solely responsible (together with its homebuyer) for payment of all recordation and transfer taxes assessed on such transfer in excess of the amount determined pursuant to the immediately preceding sentence. Purchaser may record such deed at any time in its sole discretion, but whether or not it elects to do so, in no event shall the Seller retain any ownership or other interest in any Lot so conveyed following Closing hereunder, irrespective of the fact that Seller may remain the owner of record for a period of time following such Closing. In each case of direct conveyance by Seller to Purchaser’s homebuyer as provided above, Purchaser agrees to utilize, in its home sales contract, a title addendum substantially incorporating the provisions set forth in Exhibit D attached hereto.
     13. Prorations and Closing Costs.
          13.1. Proration. The following items shall be prorated and adjusted between Seller and Purchaser as of the midnight preceding Closing, except as otherwise specified:
               13.1.1. Taxes. Real property taxes for the Property shall be prorated and adjusted between Seller and Purchaser as of midnight preceding the date of Closing.
               13.1.2. Special Assessments. Special assessments with respect to improvements for which work has been substantially completed as of the date of this Contract shall be paid by Seller and all other special assessments shall be assumed by Purchaser; provided, however, that Purchaser shall be solely responsible for payment of any liens or assessments arising from its development or use of the Property.
               13.1.3. Other Items. All other items required by any other provision of this Contract to be prorated or adjusted.
          13.2. Re-Proration of Taxes. If subsequent to Closing, taxes for the year of Closing are determined to be higher or lower than as prorated, a re-proration and adjustment will be made at the request of Purchaser or Seller upon presentation of actual tax bills and any payment required as a result of the re-proration shall be made within 30 days following demand therefor. All other proration and adjustments shall be final.
          13.3. Seller’s Closing Costs. Seller shall pay for the following items at the time of Closing:
Special assessments for which the work has been substantially completed, pursuant to Subsection 13.1.2
Title Curative Instruments, if any
All Transfer and Recordation Taxes
[Rollback/Agricultural Land Transfer Tax, if any]

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          13.4. Purchaser’s Closing Costs. Purchaser shall pay for the following items at the time of Closing:
Survey
Title Commitment Fee and Title Insurance Premium
Charges for recording of the Deed
Fees of Escrow Agent and Closing Agent
     14. Possession. Purchaser shall be granted full possession of the Property at Closing.
     15. Condemnation. In the event of the institution of any proceedings by any Governmental Authority which shall relate to the taking or proposed taking of any portion of the Property by eminent domain prior to Closing, or in the event of the taking of any portion of the Property by eminent domain prior to Closing, Seller shall promptly notify Purchaser and Purchaser shall thereafter have the right and option to terminate this Contract by giving Seller written notice of Purchaser’s election to terminate within 10 days after receipt by Purchaser of the notice from Seller. Seller hereby agrees to furnish Purchaser with written notice of a proposed condemnation within 5 Business Days after Seller’s receipt of such notification. Should Purchaser terminate this Contract, the Deposit shall immediately be returned to Purchaser and thereafter the parties hereto shall be released from their respective obligations and liabilities hereunder. Should Purchaser elect not to terminate, the parties hereto shall proceed to Closing and Seller shall assign all of its right, title and interest in all awards in connection with such taking to Purchaser. If Purchaser fails to notify Seller of its election to purchase the Property within the 10-day period, Purchaser will be deemed to have terminated this Contract and its Deposit shall be refunded.
     16. Default.
          16.1. Purchaser’s Default. If Purchaser shall default in its obligation to close hereunder, Seller’s remedies shall be strictly limited to the remedies contained therefor in the LLC Agreement, and Seller hereby waives any and all other remedies at law or in equity.
          16.2. Seller’s Default. If Seller shall default in its obligation to close hereunder, than Purchaser may, as its sole and exclusive remedy: (i) declare Seller’s default under this Contract by written notice delivered to Seller and terminate this Contract, or (ii) enforce specific performance of this Contract.
          16.3. Notice. Before declaring a default and exercising the remedies described herein, the non-defaulting party shall issue written notice of default to the defaulting party describing the event or condition of default in sufficient detail to enable a reasonable person to determine the action necessary to cure the default. The defaulting party shall have 10 days from delivery of the notice in which to cure the default. If the default has not been cured within the 10-day period, the non-defaulting party may exercise the remedies described above.

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     17. Real Estate Commission. Seller and Purchaser each represent and warrant to the other that no broker, agent or finder has been retained by such party, or will be due any commission or fee by such party, in connection with this Contract. Seller and Purchaser hereby indemnify and agree to hold the other harmless against and from any and all claims for any brokerage or finders’ fees or similar commissions asserted by any broker or finder claiming by, through or under the indemnifying party. The provisions of this Section shall survive the Closing or termination of this Contract.
     18. Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered or sent by Federal Express or a comparable overnight mail service, or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to Purchaser, Seller, Purchaser’s Counsel, Seller’s Counsel and Escrow Agent, at their respective addresses as set forth in the LLC Agreement.
     19. Repurchase Right. Purchaser hereby acknowledges the right of Seller pursuant to the LLC Agreement to repurchase any of the Lots that Purchaser shall propose to sell and convey without either (i) having first constructed thereon a residential dwelling, or (ii) having an agreement with the purchaser of such Lot to construct a dwelling thereon in the future. It is understood and agreed by Seller and Purchaser that Seller’s repurchase rights (i) shall automatically and immediately terminate with respect to each Lot upon either (A) commencement of construction of the residential dwelling to be constructed on such Lot, or (B) conveyance to a purchaser with an agreement to construct a dwelling on such Lot for such purchaser in the future; and (ii) shall be subordinate to the lien of security instruments granted to institutional construction lenders financing the construction of improvements on the Lots. The provisions of this Section 19 shall survive the termination or expiration of this Contract and shall survive the Closing and the delivery of the deed and shall not be merged therein.
     20. General Provisions.
          20.1. Counterparts. This Contract may be executed in any number of counterparts, any one and all of which shall constitute the Contract of the parties and each of which shall be deemed an original.
          20.2. Section and Paragraph Headings. The section and paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Contract.
          20.3. Amendment. No modification or amendment of this Contract shall be of any force or effect unless in writing executed by both Seller and Purchaser.
          20.4. Attorneys’ Fees. If any party obtains a judgment against any other party by reason of breach of this Contract, attorneys’ fees and costs shall be included in such judgment.
          20.5. Governing Law. This Contract shall be interpreted in accordance with the internal laws of the State in which the Project is situated, both substantive and remedial.

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          20.6. Entire Contract. This Contract, together with the LLC Agreement, sets forth the entire agreement between Seller and Purchaser relating to the Property and the subject matter hereof, and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties.
          20.7. Time of the Essence. Time is of the essence in the performance of all obligations by Purchaser and Seller under this Contract.
          20.8. Computation of Time. Any time period provided for in this Contract that ends on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. on the next full Business Day.
          20.9. Successors and Assigns. This Contract shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto; provided, that Purchaser may not assign its rights hereunder without the prior written consent of Seller, and any attempted assignment without such consent shall be void. Seller shall not withhold such consent if the assignee from Purchaser is (i) an entity in which Purchaser holds a majority ownership interest, (ii) an entity that holds a majority ownership interest in Purchaser, or (iii) an entity that is under common ownership and control with Purchaser. Seller shall have the right to collaterally assign its rights hereunder to a lender providing secured financing for the Project.
          20.10. Construction of Contract. All of the parties to this Contract have participated freely in the negotiation and preparation hereof; accordingly, this Contract shall not be more strictly construed against any one of the parties hereto.
          20.11. Exclusivity. Neither Centex Corporation nor Beazer Homes USA, Inc. is a party to this Contract and neither such entity shall have any direct or derivative liability for any obligation of a party under this Contract.
          20.12. Non-Merger. Subject to the limitation on survival of representations and warranties pursuant to Section 9.3 hereof, all provisions of this Contract that contemplate or provide for performance by either party after Closing shall survive Closing hereunder and shall not be deemed to have merged into the deed to be executed and delivered by Seller at Closing.
     21. DEFINITIONS. The following terms when used in this Contract shall have the following meanings:
          21.1 Business Day. Any day, except Saturdays, that the banks in Sussex County, Delaware, are open for business.
          21.2 Closing. The act of conveyance of the Property to Purchaser concurrently with the delivery of the Purchase Price to Seller.
          21.3 Closing Agent.
          21.4 Closing Date. The date on which title to the Property is conveyed to Purchaser.

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          21.5 Effective Date. The “Effective Date” shall be the date on which this Contract shall have been executed by Purchaser and Seller and delivered to Purchaser.
          21.6 Escrow Agent.
          21.7 Governmental Authority. Any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency, or other instrumentality of any of them, having jurisdiction over the Property, or any portion thereof, and whose approval is necessary for the satisfaction of any conditions contained in this Contract.
          21.8 Title Company.
          21.9 Title Policy. An ALTA Owners Title Insurance Policy in the amount of the Purchase Price, insuring Purchaser’s title to the land, subject only to the Permitted Exceptions as herein defined.
     22. Deed of Trust; Noteholder. Purchaser hereby acknowledges that Seller has entered into and granted a certain Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, Proceeds and Agreements, bearing even date herewith, securing certain indebtedness pursuant to a note made by Seller (the “Note”) and encumbering the Land (the “Deed of Trust”). Purchaser hereby acknowledges and consents to the right of the holder of the Note and the trustees under the Deed of Trust, at any time and in their sole discretion, to effect the subordination of the Deed of Trust to this Contract. Purchaser shall provide, on ten (10) days written notice, estoppel certificates confirming the priority of the Deed of Trust over this Contract (in the absence of a voluntary subordination described in the immediately preceding sentence) and certifying any of the following that the holder of the Note or any future mortgagee or purchaser of the Land may request: (i) that the Contract is in full force and effect, and has not been amended, modified or superseded; (ii) the Purchaser has received no notice of any sale, transfer, pledge or assignment of this Contract or of the sales proceeds hereunder by Seller (except for the assignment to such holder of the Note); (iii) Purchaser holds no claim against Seller that might be set off against the sales proceeds under the Contract; and (iv) Purchaser understands that the Contract has been assigned to the holder of the Note as security for a loan to Seller and that the Contract may not be amended, modified or superseded without the prior written approval of the holder of the Note.

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     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Contract under seal as of the dates indicated below.

SELLER:

DOVE BARRINGTON DEVELOPMENT LLC, a
Delaware limited liability company
By:	Beazer Homes Corp., Administrative Member

By:		(Seal)

Name:

Title:

Date:

PURCHASER:

, a

By:		(Seal)

Name:

Title:

Date:

List of Exhibits:
Exhibit A — Legal Description
Exhibit B — Product Types
Exhibit C — Development Responsibility Checklist
Exhibit D — Title Addendum

17

Exhibit A
(to Finished Lot Contract)
Legal Description
[To be added when lot descriptions are available]

18

Exhibit B
(to Finished Lot Contract)
Product Types
Dove Barrington Development LLC

Description	Lot Dimension	Price	Source	Centex	Beazer	Total
Single Family 56’	70’ x 125’	105,000	Barrington	67	86	133
Single Family 56’	70’ x 125’	105,000	Connector	1	1	2
Single Family 45’	60’ x 110’	95,000	Dove	70	70	148
Single Family 45’	58’ x 110’	95,000	Barrington	75	75	150
Town Home 32’	32’ x 60’	70,000	Dove	18	18	36
Town Home 32’	32’ x 66’	70,000	Dove	53	53	106
Town Home 32’	32’ x 65’	70,000	Barrington	56	70	125
Town Home 32’	32’ x 65’	70,000	Connector	15	0	15
Condo - Festival	na	50,000	Dove	120	0	120
Condo - 4 over 4	na	60,000	Barrington	0	36	36
Condo - 4 over 4	na	50,000	Connector	0	85	86
TOTAL				474	475	949

Exhibit C
(to Finished Lot Contract)
Development Responsibility Checklist
(not legible)

Exhibit D
(to Finished Lot Contract)
Addendum
     THIS Addendum is part of the Purchase Agreement for Lot/Sec. or Unit/Bldg.                     Subdivision                      dated                     , 20___, between                                           Buyer(s) and BEAZER HOMES CORP., Seller.
TITLE ADDENDUM
     Notice is hereby given to You that Title to the Properly is held by Clarksburg Skylark LLC, a Maryland Limited Liability Company.
     It is Our obligation and we have authority, at Closing, to cause Clarksburg Skylark LLC to grant and convey ownership of the Property to You pursuant to the provisions of Section 7 of this Purchase Agreement.
     We will join in the execution of Your Deed as Vendor and the Builder of the House erected on Your Lot, within the meaning of Title 10 of the Real Property Article of the Annotated Code of Maryland, Chapter 31C of the Montgomery County Code and Your New Homeowners Warranty.
     You acknowledge that Clarksburg Skylark, LLC will execute the Dead solely as the owner of the Lot and will have no involvement in or responsibility for the construction of the House upon the Lot or the performance of Our obligations under the Purchase Agreement. At Closing, the Deed that we deliver to You will contain the following language:
“Beazer Homes Corp. is the builder of the Improvements on the Lot hereinabove described. By execution of this Deed, the Grantee(s) acknowledge that Clarksburg Skylark, LLC did not construct the improvements erected on the Lot conveyed and is not the Vendor or Builder of the improvements erected on the Lot conveyed, within the meaning of Title 10 of the Real Property Article of the Annotated Code of Maryland or Chapter 31C of the Montgomery County Code; that Grantee(e) for themselves, their heirs, personal representatives and assigns, exclude and release Clarksburg Skylark, LLC from and acknowledge that Clarksburg Skylark LLC will not be the warrantor under any express and implied warranties provided by said Title 10, as to the improvements and will not otherwise have any liability with respect to the improvements; that Clarksburg Skylark, LLC executed this Deed solely to convey this to said Lot on which Beazer Homes Corp. constructed the improvements and that Beazer Homes Corp. is solely responsible for any express or implied warranties contained In Title 10 of the said Real Property Article, for any other warranty or representations made by Beazer Homes Corp. in its Purchase Agreement with Grantee(s); and for all other matters related to the improvements.”

ALL OTHER TERMS AND CONDITIONS OF THE ABOVE-REFERENCED AGREEMENT, INSOFAR AS THEY ARE NOT INCONSISTENT WITH THIS ADDENDUM SHALL REMAIN AS ORIGINALLY AGREED, UNLESS AMENDED BY A SUBSEQUENT ADDENDUM EXECUTED BY THE PARTIES HERETO.

Buyer(e) Signature:		Seller’s Signature:

BEAZER HOMES CORP.,

Buyer	Date	A TENNESSEE CORPORATION

BY:

Buyer	Date	Attorney-in-Fact

WITNESS:		DATE:

Date

Exhibit F
Project Director’s Responsibility Checklist
Section 1. Development of the Protect.
     1.1 Project Director shall provide, and is hereby authorized to implement or cause to be implemented, from and after the date hereof through the completion of the Project and the sale or other distribution of all Lots, the following services (the “Development Services”):
          1.1.1 Serving as Project construction manager with authority and responsibility for the development and subdivision of the Real Property, including but not limited to the development of the Lots as such finishing is described in the Annual Business Plan and the Finished Lot Contract attached as Exhibit E to the Limited Liability Company Agreement of the Company (the “Agreement”);
          1.1.2 Developing the Real Property for residential use and, in connection with the development of the Real Property, performing development work that includes providing the Real Property with the infrastructure contemplated by the approved engineering plans and plats for the Project, including, generally, bringing all utility, water and sewer lines to the Real Property, stormwater management facilities and drainage lines; sediment control facilities; grading; and roads, curbs and gutters, assisting the Company in securing all legally required approvals, fees, licenses, inspections, bonds and permits and take all other actions appropriate or necessary far proper execution and completion of development of any pad construction within the Real Property approved as part of the Annual Business Plan or otherwise required by applicable governmental authority (the “Development Work”), all as more particularly described as the responsibility of Developer/Seller in the Finished Lot Contract and the Development Responsibility Checklist attached thereto;
          1.1.3 Coordinating and conducting negotiations, and assisting the Company as such, for all contracts and similar agreements with engineers, suppliers, materialmen, contractors and other third parties who will furnish labor, professional services, supplies, equipment or materials to the Project to complete any of the Development Work, subject to the Annual Business Plan;
          1.1.4 Administering, supervising and, at Company expense, enforcing all contracts entered into by or on behalf of Company in accordance with the terms and provisions hereof and including, without limitation, contracts for all services, labor and materials;
          1.1.5 Coordinating and supervising the contractors, agents and independent contractors as may be engaged by Company to carry out the Development Work, including but not limited to the provision of public amenities and utilities to the Real Property;

          1.1.6 Notifying the Executive Committee of, and submitting to the Executive Committee for payment, all bills and invoices concerning debts and other obligations incurred by Project Director in performing the Development Work, as such become due and payable;
          1.1.7 Informing Executive Committee of all notices received regarding violations of laws, roles, regulations and contractual obligations pertaining to the Project or relating to employment of persons in connection with the Project, including particular laws relating to workman’s compensation and safety requirements;
          1.1.8 Notifying Executive Committee of all claims asserted or likely to be asserted by any third-party against the Project and/or Company;
          1.1.9 Establishing on behalf of Company one or more homeowners’ associations for the Real Property;
          1.1.10 Preparing and presenting to the Executive Committee a schedule of development of the Project and monthly updates;
          1.1.11 Informing the Executive Committee of all meetings respecting the Project with government officials (excluding, however, inspectors), developers or neighboring real property owners in advance of such meetings and provide the Company an opportunity to attend;
          1.1.12 Hiring the Project Manager who is to have direct responsibility for the day-to-day management of the Project, subject to Executive Committee prior written approval, which approval shall not be unreasonably withheld;
          1.1.13 Assisting Company to apply for and obtain any and all necessary consents, approvals, permits, variances, and the like in connection with any of the Development Work;
          1.1.14 Preparing, for approval by the Executive Committee, in form and substance acceptable to the Executive Committee, (a) a projection of the Company income in connection with a pending sale of all or a portion of the Real Property and quarterly project marketing and status reports (other than for the portion of the Real Property to be distributed to a Member, or its affiliate); and (b) a projection of the Company development costs in connection with pending Development Work to be performed by the Company;
          1.1.15 Overseeing land entitlements and permits and construction contracts, including, without limitation, tracking of contractor insurance certificates and lien releases;
          1.1.16 Participating with the Administrative Member in the determination and preparation of the Annual Business Plan pursuant to the Agreement;
          1.1.17 Reporting annually to the Executive Committee on the costs incurred, in connection with the Development Services and Development Work, for the current fiscal year, actual costs incurred, as well as any variations for the current fiscal year’s Annual Business Plan;

          1.1.18 Managing the Real Property, including taking responsibility for, without limitation, posting and security, and for keeping the Project and surrounding area free from accumulation of waste materials, rubbish, tools, construction equipment, machinery and surplus materials;
          1.1.19 Inspecting all Development Work as necessary to ensure compliance with plans and specifications, required quality of workmanship and environmental controls necessary to complete the work in a safe and lawful manner;
          1.1.20 Perform all duties and obligations with respect to land development activities as are identified as the owner’s responsibility under the Finished Lot Contract (Exhibit E to the Agreement);
          1.1.21 Perform such additional duties and obligations relating to the Project as are agreed to between the Executive Committee and Project Director;
          1.1.22 Notwithstanding the foregoing, the Project Director shall not be responsible for providing services that are customarily performed by architects, engineers, attorneys, general contractors or subcontractors in connection with real estate development, or of a broker for the marketing and sale of the Real Property;
          1.1.23 As a condition to and in conjunction with the performance of the Development Services, Company shall pay or make available to or for the benefit of Project Director funds sufficient for the development of the Project and the performance of the obligations of Project Director hereunder, and any funds expended by Project Director in connection therewith shall be reimbursed by Company pursuant to the terms in Section 4.4 of the Agreement.
     1.2 The Executive Committee shall provide to Project Director all files and records respecting the Project necessary or desirable, as reasonably determined by Project Director to permit Project Director to perform its obligations hereunder.
     1.3 Unless otherwise agreed by the Executive Committee, the Project Director shall obtain bids for the performance of each major element of the Development Work (i.e., for any contracts exceeding $10,000.00 for any single item or more than $50,000.00 in the aggregate for any given Development Phase) from not less than three (3) reputable, experienced, and bondable contractors who have been approved by the Executive Committee.
     1.4 For any contracts exceeding $10,000.00 for any single item or more than $50,000.00 in the aggregate for any given Development Phase, the Project Director shall send true and complete copies of all bids received to the Executive Committee, and the Project Director and the Executive Committee shall together select the contractors to perform the Development Work (the “Contractors”) on the basis of the bids submitted, as may have been negotiated by the Company. Promptly following the selection of each Contractor, the Company shall enter into an agreement with the Contractor for the performance of the Contractor’s portion of the Development Work (the “Construction Contract”). The form of Construction Contract to be used with the Contractors shall be agreed upon by the Executive Committee. If the Executive

Committee deems it appropriate, any Contractor may be required to furnish payment and/or performance bonds in connection with its work.
     1.5 The Executive Committee, in conjunction with the Project Engineer, shall establish, and from time to time re-evaluate, a schedule of the Development Work (the “Development Schedule”) which is in accordance with sound development, engineering, and marketing practices and takes account of the time required to prepare and process the Plans and obtain all necessary permits.
     1.6 The Construction Contracts shall require the Contractors to perform the Development Work in a good and workmanlike manner, in accordance with good construction practices, in substantial conformance with the Plans and Approvals, and in compliance with all applicable laws, regulations, orders, and other requirements of the governmental authorities.
     1.7 The Project Director shall consult with the Executive Committee regarding any necessary actions to enforce the terms of the Construction Contracts. In the event that any Contractor defaults in the performance of the Development Work, the Project Director, with the approval of the Executive Committee, may terminate the Construction. Contract of that Contractor and discharge the Contractor, in that event, the Project Director, again with the approval of the Executive Committee, shall promptly secure a substitute Contractor and the Company shall enter into a new Construction Contract for the completion of that element of the Development Work.

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT OF
DOVE BARRINGTON DEVELOPMENT LLC
     This First Amendment to Limited Liability Company Agreement (this “Amendment”) of Dove Barrington Development LLC, a Delaware limited liability company (the “Company”) is entered into as of March 27, 2008 (the “Effective Date”) by and among (i) Beazer Homes Corp., a Tennessee corporation (the “Remaining Member”); and (ii) Centex Homes, a Nevada general partnership (the “Withdrawing Member” and, together with Remaining Member, the “Members”, and each a “Member”).
     Recitals:
     R-1. The Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware effective as of September 22, 2004. The affairs of the Company are governed by that certain Limited liability Company Agreement of the Company dated October 4, 2004 (the “Operating Agreement”).
     R-2. Effective as of the Effective Date, the Withdrawing Member assigned its membership interests in the Company (collectively, the “Transferred Membership Interests”) to the Remaining Member pursuant to a separate Assignment and Assumption of Membership Interests (the “Assignment”) between the Withdrawing Member, as assignor, and the Remaining Member, as assignee.
     R-3. Prior to the Effective Date, the Withdrawing Member and the Remaining Member constituted all of the Members of the Company.
     R-4. The Withdrawing Member and the Remaining Member desire to amend the Operating Agreement of the Company as set forth herein.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. The foregoing Recitals, including all terms defined therein, are hereby incorporated herein to the same extent as if set forth herein in full.
          2. Effective as of the Effective Date, the Transferred Membership Interests in the Company formerly held by the Withdrawing Member have been assigned by the Withdrawing Member to the Remaining Member with the result that Remaining Member holds, as of the Effective Date, all of the membership interests in the Company.
          3. Effective as of the Effective Date, the Withdrawing Member withdraws from the Company and is no longer a Member thereof.
          4. Remaining Member agrees to be bound by all the terms and conditions of the Operating Agreement, as amended hereby.

          5. Solely for purposes of this Amendment and for no other purpose, the Members hereby waive the provisions of Section 4.1(b)(15) of the Operating Agreement, which provisions require approval of the Executive Committee for amendments to the Operating Agreement.
          6. Solely for purposes of this Amendment and for purposes of the Assignment and for no other purpose, the Members hereby waive the provisions of Section 6.2 of the Operating Agreement, which provisions prohibit a Member from withdrawing from the Company.
          7. Solely for purposes of this Amendment and for purposes of the Assignment and for no other purpose, the Members hereby waive the provisions of Section 6.3 of the Operating Agreement, which provisions prohibit or limit transfers of membership interests by a Member.
          8. Except as amended in conformity with the terms of this Amendment, the Operating Agreement shall remain in full force and effect and unmodified, and each of the parties hereto hereby ratifies and confirms the Operating Agreement, as amended by this Amendment. In the event that any of the terms of the Operating Agreement shall be inconsistent with the terms of this Amendment, the terms of this Amendment shall govern and control.
          9. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
          10. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
{Signature Page Follows}

     IN WITNESS WHEREOF, the parties hereto have signed this Amendment under seal as of the date first written above.

WITHDRAWING MEMBER: CENTEX HOMES, a Nevada general partnership
By:	Centex Real Estate Corporation, a Nevada
corporation, its managing general partner

By:	/s/ Robert K. Davis	(seal)
Robert K. Davis
Executive Vice President

REMAINING MEMBER: BEAZER HOMES CORP., a Tennessee corporation
By:	/s/ Robert L. Salomon	(SEAL)
Name:	Robert L. Salomon
Title:	Senior Vice President

SECOND AMENDMENT TO
OPERATING AGREEMENT
OF
DOVE BARRINGTON DEVELOPMENT, LLC
     THIS SECOND AMENDMENT (this “Amendment”) to Limited Liability Company Operating Agreement of Dove Barrington Development LLC, a Delaware limited liability company (the “Company”), as amended by that certain First Amendment (the “First Amendment”) to Limited Liability Company Agreement of Dove Barrington Development LLC dated March 27, 2008 (as amended, the “Operating Agreement”), effective as of August 5, 2009, is entered into by Beazer Homes Corp., a Tennessee corporation (“Beazer”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Operating Agreement.
     WHEREAS, pursuant to the First Amendment Beazer became the sole member of the Company;
     WHEREAS, Beazer wishes to enter into this Amendment to remove the concept of an Executive Committee of the Company, and to clarify that Beazer, acting as the sole member, shall have the sole power and authority to control and manage the Company; and
     WHEREAS, Section 13.11 of the Operating Agreement provides that the Operating Agreement may be amended by the Members.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and for other consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Beazer, intending to be legally bound, hereby amend the Operating Agreement as follows:
11. Management; Governance. Notwithstanding anything contained herein or in the Operating Agreement (including, without limitation, Section 4) to the contrary:
     (a) All voting power, and power to manage the operations and affairs of the Company shall be vested solely in and controlled by Beazer as the sole member of the Company.
     (b) Effective as of the date hereof (i) the Executive Committee (including each previously designated member of the Executive Committee) shall no longer have authority to manage, act on behalf of, or bind the Company in any manner; and (ii) all references to the Executive Committee in the Operating Agreement shall refer instead, as applicable, to Beazer or shall otherwise be deemed null and void.
12. Conflicting Terms; Limitation of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment (including the Exhibits hereto) and the Operating Agreement, the terms of this Amendment shall control. Except as otherwise set forth herein, all terms and provisions of the Operating Agreement shall remain in full force and effect.

13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of law.

     IN WITNESS WHEREOF, Beazer has executed this Amendment as of the date first above written.

“BEAZER” BEAZER HOMES CORP., a Tennessee Corporation
By:	/s/ Jeffrey Hoza
Name:	Jeffrey Hoza
Title:	Vice President